   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 1995.

                                                       REGISTRATION NO. 33-62283
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

             INTERNATIONAL PAPER COMPANY                              NEW YORK                       13-0872805
          INTERNATIONAL PAPER CAPITAL TRUST                           DELAWARE                       62-6296765
(Exact name of registrant as specified in its charter)      (State or other jurisdiction          (I.R.S. Employer
                                                          of incorporation or organization)    Identification Number)

                         ------------------------------

       TWO MANHATTANVILLE ROAD, PURCHASE, NEW YORK 10577, (914) 397-1500 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             JAMES W. GUEDRY, ESQ.
                          INTERNATIONAL PAPER COMPANY
       TWO MANHATTANVILLE ROAD, PURCHASE, NEW YORK 10577, (914) 397-1500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                    COPY TO:

                            VINCENT J. PISANO, ESQ.
                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM
           919 THIRD AVENUE, NEW YORK, NEW YORK 10022, (212) 735-3000
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                         ------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, (the "Securities Act") other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
           TITLE OF EACH CLASS OF                 AMOUNT TO BE       OFFERING PRICE        AGGREGATE          REGISTRATION
         SECURITIES TO BE REGISTERED             REGISTERED (1)      PER SHARE (4)     OFFERING PRICE (4)       FEE (1)
Convertible Preferred Securities of
 International Paper Capital Trust...........      9,000,000           $47.375(1)       $426,375,000(1)       $147,025.86
Convertible Junior Subordinated Deferrable
 Interest Debentures of International Paper
 Company.....................................         (2)                  --                  --                  --
Common Stock of International Paper
 Company(4)(5)...............................         (3)                  --                  --                  --
Preferred Securities Guarantee(6)............
    Total....................................      9,000,000              100%            $426,375,000       $147,025.86(7)

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act.
(2) $450,000,000 in aggregate principal amount of 5 1/4% Convertible Junior Subordinated Deferrable Interest Debentures (the "Convertible Junior Subordinated Debentures") of International Paper Company (the "Company") were issued and sold to International Paper Capital Trust (the "Trust") in connection with the issuance by the Trust of 9,000,000 of its 5 1/4% Convertible Preferred Securities (the "Convertible Preferred Securities"). The Convertible Junior Subordinated Debentures may be distributed, under certain circumstances, to the holders of Convertible Preferred Securities for no additional consideration.
(3) Such indeterminate number of shares of International Paper Common Stock as may be issuable upon conversion of the Convertible Preferred Securities registered hereunder, including such shares as may be issuable pursuant to anti-dilution adjustments.
(4) Exclusive of accrued interest and distributions, if any.
(5) Includes International Paper Common Stock purchase rights. Prior to the occurrence of certain events, the purchase rights will not be exercisable or evidenced separately from the International Paper Common Stock. No separate consideration will be received for the International Paper Common Stock purchase rights.
(6) Includes the rights of holders of the Convertible Preferred Securities under the Preferred Securities Guarantee and certain back-up undertakings as described in the Registration Statement. No separate consideration will be received for the Preferred Securities Guarantee and the back-up undertakings.
(7) Previously paid.

                         ------------------------------

    THIS  REGISTRATION  STATEMENT  SHALL  BECOME  EFFECTIVE  IN  ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS       SUBJECT TO COMPLETION, DATED NOVEMBER 13, 1995
                   9,000,000 Convertible Preferred Securities

                       INTERNATIONAL PAPER CAPITAL TRUST

                    5 1/4% Convertible Preferred Securities
        (liquidation preference $50 per Convertible Preferred Security) guaranteed to the extent set forth herein by, and convertible into Common Stock of,

                          INTERNATIONAL PAPER COMPANY
                                  ------------

    This Prospectus relates to the 5 1/4% Convertible Preferred Securities (the "Convertible Preferred Securities"), liquidation preference $50 per Convertible Preferred Security, which represent undivided beneficial ownership interests in the assets of the International Paper Capital Trust, a statutory business trust formed under the laws of the State of Delaware (the "Trust" or the "Issuer"), and the shares of the common stock, par value $1.00 per share, and the accompanying common stock purchase rights as described herein ("International Paper Common Stock") of International Paper Company, a New York corporation ("International Paper" or the "Company"), issuable upon conversion of the Convertible Preferred Securities. The Convertible Preferred Securities were issued and sold (the "Original Offering") on July 20, 1995 (the "Original Offering Date") to the Initial Purchasers (as defined herein, see "Selling Holders") and were simultaneously sold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), in the United States to persons reasonably believed by the Initial Purchasers to be qualified institutional buyers as defined in Rule 144A under the Securities Act, to certain qualified institutional buyers acting on behalf of institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. International Paper, directly or indirectly owns all the common securities issued by the Trust (the "Common Securities" and, together with the Convertible Preferred Securities, the "Trust Securities"). The Issuer exists for the sole purpose of issuing the Trust Securities and using the proceeds thereof to purchase from International Paper its 5 1/4% Convertible Junior Subordinated Deferrable Interest Debentures Due 2025 (the "Convertible Junior Subordinated Debentures") having the terms described herein. The holders of the Convertible Preferred Securities will have a preference with respect to cash distributions and amounts payable upon liquidation, redemption or otherwise over the holders of the Common Securities of the Issuer.

    The Convertible Preferred Securities and the International Paper Common Stock issuable upon conversion of the Convertible Preferred Securities (the "Offered Securities") may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Holders") pursuant to this Prospectus. The Offered Securities may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Plan of Distribution" and "Selling Holders." If required, the names of any such agents or underwriters involved in the sale of the Offered Securities and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). The Selling Holders will receive all of the net proceeds from the sale of the Offered Securities and will pay all underwriting discounts and selling commissions, if any, applicable to any such sale. The Company is responsible for payment of all other expenses incident to the offer and sale of the Offered Securities. The Selling Holders and any broker-dealers, agents or underwriters which participate in the distribution of the Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Offered Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

                                                   (CONTINUED ON FOLLOWING PAGE)

  Prospective investors should carefully consider matters discussed under the caption "Risk Factors" starting on page 5.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO  THE
                        CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is November 14, 1995.

(CONTINUED FROM FRONT COVER)

    Holders of the Convertible Preferred Securities are entitled to receive cumulative cash distributions at an annual rate of 5 1/4% of the liquidation preference of $50 per Convertible Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing September 15, 1995. See "Description of the Convertible Preferred Securities -- Distributions". The payment of distributions and payments on liquidation of the Issuer or the redemption of Convertible Preferred Securities, as described below (but only to the extent of funds of the Trust available therefor), are guaranteed by International Paper to the extent described herein (the "Guarantee"). International Paper's obligations under the Guarantee are subordinate and junior to all other liabilities of International Paper, except any liabilities that may be made PARI PASSU expressly by their terms and certain other guarantees, but are PARI PASSU with the most senior preferred stock issued, from time to time, if any, by International Paper. See "Description of the Guarantee". If International Paper fails to make interest payments on the Convertible Junior Subordinated Debentures, the Issuer will have insufficient funds to pay distributions on the Convertible Preferred Securities. The Guarantee does not cover payment of distributions when the Issuer does not have sufficient funds to pay such distributions. In such event, the remedy of a holder of Convertible Preferred Securities is to rely on the enforcement by the Trustee (as defined herein) of its rights as registered holder of the Convertible Junior Subordinated Debentures against International Paper. The obligations of International Paper under the Convertible Junior Subordinated Debentures are subordinate and junior in right of payment to Senior Indebtedness (as defined herein) of International Paper. At June 30, 1995, Senior Indebtedness of International Paper aggregated approximately $7.2 billion. See "Capitalization".

    International Paper has the right under the Indenture (as defined herein) for the Convertible Junior Subordinated Debentures to defer the interest payments due from time to time on the Convertible Junior Subordinated Debentures for successive periods not exceeding 20 consecutive quarters for each such period, and, as a consequence, quarterly distributions on the Convertible Preferred Securities would be deferred by the Issuer (but would continue to accumulate quarterly and accrue interest) until the end of any such interest deferral period. See "Risk Factors -- Option to Extend Interest Payment Period; Tax Consequences", "Description of the Convertible Preferred Securities -- Distributions" and "Description of the Convertible Junior Subordinated Debentures -- Option to Extend Interest Payment Period".

    Each Convertible Preferred Security is convertible in the manner described herein at the option of the holder into shares of International Paper Common Stock, at the rate of 0.925926 shares of International Paper Common Stock (as adjusted to reflect the two-for-one split of the International Paper Common Stock effective as of August 18, 1995 (the "Stock Split") for each Convertible Preferred Security (equivalent to a conversion price of $54.00 per share of International Paper Common Stock, as adjusted to reflect the Stock Split), subject to adjustment in certain circumstances. See "Description of the Convertible Preferred Securities -- Conversion Rights". The last reported sale price of International Paper Common Stock, which is listed under the symbol "IP" on the New York Stock Exchange ("NYSE") Composite Tape, on August 28, 1995, was $81 5/8 per share. See "Recent Developments". Whenever International Paper issues shares of International Paper Common Stock upon conversion of the Convertible Preferred Securities, International Paper will, subject to certain conditions, issue, together with each share of International Paper Common Stock, one Right (as defined herein) entitling the holder thereof, under certain circumstances, to purchase one share of International Paper Common Stock. See "Description of the Convertible Preferred Securities -- Conversion Rights".

    The Convertible Preferred Securities are effectively redeemable at the option of the Company, in whole or in part, from time to time, after June 30, 1999, at the prices set forth herein, plus accrued and unpaid distributions thereon to the date fixed for redemption (the "Redemption Price"). See "Description of the Convertible Preferred Securities -- Optional Redemption". Upon the repayment of the Convertible Junior Subordinated Debentures at maturity or upon any acceleration, earlier redemption or otherwise, the proceeds from such repayment will be applied to redeem the Convertible Preferred Securities and Common Securities on a PRO RATA basis. In addition, upon the occurrence of certain events arising from a change in law or a change in legal interpretation, International Paper will liquidate the Trust and cause to be distributed to the holders of the Convertible Preferred Securities, on a PRO RATA basis, Convertible Junior Subordinated Debentures or, in certain limited circumstances, will cause the redemption of the Convertible Preferred Securities in whole at the liquidation preference of $50 per share plus accrued and unpaid distributions. See "Description of the Convertible Preferred Securities -- Tax Event or Investment Company Event Redemption or Distribution". See "Description of the Convertible Junior Subordinated Debentures".

    In the event of the liquidation of the Trust, the holders of the Convertible Preferred Securities will be entitled to receive for each Convertible Preferred Security a liquidation preference of $50 plus accrued and unpaid distributions thereon to the date of payment, unless, in connection with such liquidation, Convertible Junior Subordinated Debentures are distributed to the holders of the Convertible Preferred Securities. See "Description of the Convertible Preferred Securities -- Liquidation Distribution Upon Dissolution".

                             AVAILABLE INFORMATION

    International Paper is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Such reports, proxy statements, and other information filed by International Paper can be inspected and copied at the public reference facilities of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. Certain securities of International Paper are listed on, and reports, proxy statements and other information concerning International Paper can be inspected at the offices of, the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    International Paper has filed with the Commission a Registration Statement on Form S-3 (herein together with all amendments and exhibits thereto, called the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to International Paper and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits filed or incorporated as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of any documents referred to are not necessarily complete, and, in each such instance, are qualified in all respects by reference to the applicable documents filed with the Commission.

    No separate financial statements of the Issuer have been included herein. International Paper does not consider that such financial statements would be material to holders of the Convertible Preferred Securities because (i) all of the voting securities of the Issuer will be owned, directly or indirectly, by International Paper, a reporting company under the Exchange Act, (ii) the Issuer has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Issuer and investing the proceeds thereof in Convertible Junior Subordinated Debentures issued by International Paper and (iii) the obligations of the Issuer under the Trust Securities (as defined herein) are fully and unconditionally guaranteed by International Paper to the extent that the Issuer has funds available to meet such obligations. See "Description of the Convertible Junior Subordinated Debentures" and "Description of the Guarantee".

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by International Paper with the SEC pursuant to the Exchange Act (File No. 1-3157) are incorporated in this Prospectus by reference: (a) Annual Report on Form 10-K for the year ended December 31, 1994;
(b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; (c) Quarterly Report on Form 10-Q for the quarter ended June 30, 1995; (d) the description of International Paper's capital stock which is contained in International Paper's registration statement on Form 8-A, dated July 20, 1976, as amended, and International Paper's registration statements on Form S-3, filed January 8, 1992 (No. 33-44855), December 23, 1993 (No. 33-51447) and April 1,
1994 (No. 33-52945); (e) International Paper's registration statement on Form 8-A, dated April 17, 1987, as amended December 14, 1989 (relating to the Rights), and the related Current Report on Form 8-K, dated April 17, 1987, and
(f) Current Reports on Form 8-K, dated January 10, 1995, March 6, 1995, April 11, 1995, April 21, 1995, July 11, 1995, August 30, 1995 and November 13, 1995.

    All documents filed by International Paper with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such documents.

    Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    International Paper hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (other than certain exhibits). Such written or oral request should be directed to International Paper Company, Two Manhattanville Road, Purchase, New York 10577,
Attention: Investor Relations Department ((914) 397-1632).

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF THE OFFERED SECURITIES SHOULD CAREFULLY REVIEW THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND SHOULD PARTICULARLY CONSIDER THE FOLLOWING MATTERS:

    SUBORDINATION OF GUARANTEE AND CONVERTIBLE JUNIOR SUBORDINATED DEBENTURES. International Paper's obligations under the Guarantee are subordinate and junior in right of payment to all other liabilities of
International Paper, with certain limited exceptions. The obligations of International Paper under the Convertible Junior Subordinated Debentures are subordinate and junior in right of payment to Senior Indebtedness (as defined herein) of International Paper. As of June 30, 1995, International Paper had approximately $7.2 billion principal amount of Senior Indebtedness. See "Capitalization". There are no terms of the Convertible Preferred Securities, the Convertible Junior Subordinated Debentures or the Guarantee that limit International Paper's ability to incur additional indebtedness or liabilities, including indebtedness or liabilities that would rank senior to the Convertible Junior Subordinated Debentures and the Guarantee. See "Description of the Guarantee -- Status of the Guarantee; Subordination" and "Description of the Convertible Junior Subordinated Debentures -- Subordination".

    The ability of the Issuer to pay amounts due on the Convertible Preferred Securities is wholly dependent upon International Paper's making payments on the Convertible Junior Subordinated Debentures.

    OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES. International Paper has the right under the Indenture to defer interest payments from time to time on the Convertible Junior Subordinated Debentures for successive periods not exceeding 20 consecutive quarters for each such period. Upon the termination of any Deferral Period and the payment of all amounts then due, International Paper may select a new Deferral Period, subject to the requirements described herein. As a consequence, during any such Deferral Period, quarterly distributions on the Convertible Preferred Securities would be deferred (but would continue to accrue with interest thereon) by the Issuer. In the event that International Paper exercises this right, during such period International Paper
(i) shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than stock dividends paid by International Paper which consist of stock of the same class as that on which the dividend is being paid), (ii) shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by International Paper that rank PARI PASSU with or junior to the Convertible Junior Subordinated Debentures, and (iii) shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). Prior to the termination of any such Deferral Period, International Paper may further extend the Deferral Period; PROVIDED that such Deferral Period, together with all previous and further extensions thereof, may not exceed 20 consecutive quarters and that such Deferral Period may not extend beyond the maturity date of the Convertible Junior Subordinated Debentures. If International Paper should determine to exercise its deferral right in the future, the market price of the Convertible Preferred Securities is likely to be adversely affected. See "Description of the Convertible Preferred Securities -- Distributions" and "Description of the Convertible Junior Subordinated Debentures -- Option to Extend Interest Payment Period".

    Should a Deferral Period occur, a Preferred Securityholder (as defined herein) will continue to accrue interest income for United States Federal income tax purposes. As a result, such a holder will be required to include such interest in gross income for United States Federal income tax purposes in advance of the receipt of cash, and such holder will not receive the cash from the Issuer related to such income if such holder disposes of or converts its Convertible Preferred Securities prior to the record date for payment of distributions. See "United States Taxation -- Potential Extension of Interest Payment Period and Original Issue Discount".

    RIGHTS UNDER THE GUARANTEE. The Guarantee Trustee (as defined herein) will hold the Guarantee for the benefit of the holders of the Convertible Preferred Securities. The Guarantee guarantees to the holders of the Convertible Preferred Securities the payment (but not the collection) of (i) any accrued and unpaid distributions on the Convertible Preferred Securities to the extent of funds of the Trust available therefor, (ii) the amount payable upon redemption, including all accrued and unpaid distributions, of the Convertible Preferred Securities called for redemption by the Issuer, to the extent of funds of the Trust available therefor and (iii) upon a voluntary or involuntary dissolution, winding up or termination of the Issuer (other than in connection with a redemption of all of the Convertible Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Convertible Preferred Securities to the date of payment to the extent of funds of the Trust available therefor and (b) the amount of assets of the Issuer remaining available for distribution to holders of the Convertible Preferred Securities upon the liquidation of the Issuer. The holders of a majority in liquidation amount of the Convertible Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Convertible Preferred Securities may, after such holder's written request to the Guarantee Trustee to enforce the Guarantee, institute a legal proceeding directly against International Paper to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee, or any other person or entity. If International Paper were to default on its obligations under the Convertible Junior Subordinated Debentures, the Issuer would lack available funds for the payment of distributions or amounts payable on redemption of the Convertible Preferred Securities or otherwise, and in such event holders of the Convertible Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, holders of the Convertible Preferred Securities would be required to rely on the enforcement by the Trustee of its rights, as registered holder of the Convertible Junior Subordinated Debentures, against International Paper pursuant to the terms of the Convertible Junior Subordinated Debentures and may also vote to appoint a Special Trustee who shall have the same rights, powers and privileges of the IP Trustees (as defined herein). See "Description of the Guarantee -- Status of the Guarantee; Subordination" and "Description of the Convertible Junior Subordinated Debentures -- Subordination" herein. The Declaration will provide that each holder of Convertible Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee (including the subordination provisions thereof) and the Indenture.

    TAX EVENT OR INVESTMENT COMPANY EVENT REDEMPTION OR DISTRIBUTION. Upon the occurrence of a Tax Event or Investment Company Event, International Paper will, except in certain limited circumstances, cause the IP Trustees to liquidate the Issuer and cause Convertible Junior Subordinated

Debentures to be distributed PRO RATA to the holders of the Convertible Preferred Securities. In certain circumstances, International Paper will have the right to redeem the Convertible Junior Subordinated Debentures, in whole (but not in part), at par plus accrued and unpaid interest, in lieu of a distribution of the Convertible Junior Subordinated Debentures, in which event the Convertible Preferred Securities will be redeemed in whole at the liquidation preference of $50 per Convertible Preferred Security plus accrued and unpaid distributions. In the case of a Tax Event, International Paper may also elect to cause the Convertible Preferred Securities to remain outstanding and pay Additional Interest (as defined herein) on the Convertible Junior Subordinated Debentures. See "Description of the Convertible Preferred Securities -- Tax Event or Investment Company Event Redemption or Distribution" and "Description of the Convertible Junior Subordinated Debentures -- General".

    Under current United States Federal income tax law, a distribution of the Convertible Junior Subordinated Debentures would not be a taxable event to holders of the Convertible Preferred Securities. However, if the relevant Special Event (as defined herein) is a Tax Event which results in the Issuer being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the Convertible Preferred Securities. See "United States Taxation -- Receipt of Convertible Junior Subordinated Debentures or Cash Upon Liquidation of the Issuer".

    LIMITED VOTING RIGHTS. Holders of Convertible Preferred Securities will have limited voting rights and, except upon the occurrence of certain events described herein, will not be entitled to vote to appoint, remove or replace the Issuer Trustees (as defined herein), the right to which is vested exclusively in the holder of the Common Securities.

    TRADING CHARACTERISTICS OF CONVERTIBLE PREFERRED SECURITIES. The Convertible Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid distributions. A holder who disposes of its Convertible Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Convertible Junior Subordinated Debentures through the date of disposition in income as ordinary income (I.E., original issue discount), and to add such amount to its adjusted tax basis in its PRO RATA share of the underlying Convertible Junior Subordinated Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of original issue discount, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States Federal income tax purposes. See "United States Taxation".

    LACK OF PUBLIC MARKET FOR THE CONVERTIBLE PREFERRED SECURITIES. There is no existing trading market for the Convertible Preferred Securities, and there can be no assurance regarding the future development of a market for the Convertible Preferred Securities, or the ability of holders of the Convertible Preferred Securities to sell their Convertible Preferred Securities or the price at which such holders may be able to sell their Convertible Preferred Securities. If such a market were to develop, the Convertible Preferred Securities could trade at prices that may be higher or lower than the initial offering price depending on many factors, including prevailing interest rates, the price of the International Paper Common Stock, the Company's operating results and the market for similar securities. The Initial Purchasers currently make a market in the Convertible Preferred Securities. The Initial Purchasers are not obligated to do so, however, and any market making with respect to the Convertible Preferred Securities may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the Convertible Preferred Securities or that an active public market for the Convertible Preferred Securities will develop. The Company does not intend to apply for listing or quotation of the Convertible Preferred Securities on any securities exchange or stock market.

                       INTERNATIONAL PAPER CAPITAL TRUST

    International Paper Capital Trust is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust (the "Declaration") executed by International Paper, as sponsor of the Trust, and the trustees of the Issuer (the "Issuer Trustees") and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware. International Paper has directly or indirectly acquired Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Issuer. The Common Securities rank PARI PASSU, and payment will be made thereon PRO RATA, with the Convertible Preferred Securities, except that, upon the occurrence and during the continuance of an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Convertible Preferred Securities. The assets of the Trust consist principally of the Convertible Junior Subordinated Debentures. The Issuer exists for the exclusive purpose of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Convertible Junior Subordinated Debentures and (iii) engaging in only those other activities necessary or incidental thereto.

    Pursuant to the Declaration, the number of Issuer Trustees will initially be five. Three of the Issuer Trustees (the "IP Trustees") will be individuals who are employees or officers of or who are affiliated with International Paper. The fourth trustee will be a financial institution that is unaffiliated with International Paper (the "Trustee"). The fifth trustee will be an entity which maintains its principal place of business in the State of Delaware (the "Delaware Trustee"). Initially, The Bank of New York, a New York banking corporation, will act as Trustee and its affiliate, The Bank of New York (Delaware), a Delaware banking corporation, will act as Delaware Trustee until, in each case, removed or replaced by the holder of the Common Securities. The Bank of New York will also act as indenture trustee under the Guarantee (the "Guarantee Trustee") and under the Indenture (the "Indenture Trustee"). See "Description of the Guarantee" and "Description of the Convertible Preferred Securities". In certain circumstances, the holders of a majority of the Convertible Preferred Securities will be entitled to appoint one additional trustee (a "Special Trustee"), who need not be an officer or employee of or otherwise affiliated with International Paper, who will have the same rights, powers and privileges as the IP Trustees. See "Description of the Convertible Preferred Securities -- Voting Rights".

    The Trustee holds title to the Convertible Junior Subordinated Debentures for the benefit of the holders of the Trust Securities and the Trustee will have the power to exercise all rights, powers and privileges under the Indenture (as defined herein) as the holder of the Convertible Junior Subordinated Debentures. In addition, the Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Convertible Junior Subordinated Debentures for the benefit of the holders of the Trust Securities. The Guarantee Trustee holds the Guarantee for the benefit of the holders of the Convertible Preferred Securities. Subject to the right of the holders of the Convertible Preferred Securities to appoint a Special Trustee, International Paper, as the direct or indirect holder of all the Common Securities, has the right to appoint, remove or replace any of the Issuer Trustees and to increase or decrease the number of trustees, provided that the number of trustees shall be at least three, a majority of which shall be IP Trustees. International Paper will pay all fees and expenses related to the Trust and the offering of the Convertible Preferred Securities. See "Description of the Convertible Junior Subordinated Debentures".

    The rights of the holders of the Convertible Preferred Securities, including economic rights, rights to information and voting rights, are as set forth in the Declaration and the Delaware Business Trust Act, as amended (the "Trust Act"). See "Description of the Convertible Preferred Securities". The Declaration, the Indenture and the Guarantee also incorporate by reference the terms of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Declaration, the Indenture and the Guarantee will be qualified under the Trust Indenture Act.

    The place of business and the telephone number of the Trust are the principal executive offices and telephone number of International Paper. See "The Company".

                                  THE COMPANY

    The Company is a worldwide forest products company and is one of the world's largest producers of bleached paperboard used primarily in consumer packaging and uncoated free sheet used in printing and writing, two major and growing segments in the paper industry. The Company is also a leading producer of linerboard, which is used in industrial packaging. Additionally, the Company is a producer of wood pulp, lumber, wood panels, laminated wood products and specialty products, including photosensitive films and papers, nonwovens, chemicals and minerals.

    At December 31, 1994, the Company had manufacturing operations in 28 countries and sales in 130 countries. In 1994, international operations and export sales generated revenues of $4.5 billion, 30% of the Company's total sales. In the United States, the Company operates 24 pulp and paper mills, 53 converting and packaging plants, 43 wood products facilities, 15 specialty panels and laminated products plants, six nonwoven products facilities and two envelope plants. Internationally, in Europe, Asia, Latin America and Canada, the Company operates 13 pulp and paper mills, 29 converting and packaging plants, two wood products facilities, four specialty panels and laminated products plants and five nonwoven products facilities. Through over 280 distribution branches, the Company is one of the largest distributors in the United States of printing papers and is a major distributor of industrial and office supply products. The Company produces photosensitive films and papers and photographic equipment at three U.S. and six international locations and specialty chemicals at seven U.S. and two international locations, and engages in domestic oil and gas and real estate activities. The Company, principally through its majority ownership interest in the public limited partnership, IP Timberlands, Ltd., controls approximately 6.1 million acres of timberlands, making it one of the largest private landowners in the United States. Substantially all of the Company's businesses have experienced and are likely to continue to experience cycles relating to available industrial capacity and general economic conditions.

    The Company's strategy for improved profitability and growth is based on improving the cost position and efficiency of the Company's mill system, emphasizing higher value products in its core paper businesses, expanding into fast-growing markets worldwide and strengthening its specialty products and distribution businesses. As a result of this strategy, which in part has been implemented through acquisitions, the Company's total sales have more than tripled since 1985 to approximately $15.0 billion in 1994. During this period, annual sales of specialty products increased significantly to $2.6 billion and sales in Europe increased from $213 million to over $2.9 billion.

    From 1990 through 1994, the Company's capital expenditures approximated $5.9 billion. These expenditures reflect continuing efforts to improve product quality and environmental performance, lower costs, expand production capacity, and acquire and improve forestlands. Capital spending in 1994 was $1.1 billion and is expected to exceed $1.5 billion in 1995.

    Currently, the Company is embarked on a capital program which will substantially upgrade its facilities around the world. This program included building a modern 360,000 ton white paper machine (the largest in the world) at Selma, Alabama and a world class pulp mill at Saillat, France, and will also encompass a 408,000 ton linerboard machine at Mansfield, Louisiana, and the start-up of a fourth paper machine at Kwidzyn, Poland to produce coated paperboard. As new low-cost capacity is added, the Company has shut down older, higher cost capacity, some of which has been converted to other uses.

    The Company has grown substantially as a result of acquisitions. Since 1986, the Company has completed over 37 acquisitions at an aggregate cost, including the assumption of debt, of approximately $8.3 billion.

    In November 1991, the Company entered into a joint venture agreement with Brierley Investments Limited ("Brierley") to control 32% of Carter Holt Harvey Limited ("CHH"), a major New Zealand paper and forest products company. CHH also has substantial assets in Chile. In March 1994, the Company, through a subsidiary, acquired approximately one-half of Brierley's holdings in CHH.

The purchase increased the Company's ownership of CHH to 24% and left Brierley with 8%. In April 1995, the Company acquired from Brierley their remaining 131.8 million shares of CHH stock for NZ $470 million (approximately $316 million). Also in April 1995, an additional 325.8 million CHH shares were acquired by the Company through a subsidiary in open-market purchases for NZ $3.80 per share (approximately $834 million) bringing the Company's total ownership in CHH to 50.2% on a fully diluted basis. All of the share purchases in April 1995, including the acquisition from Brierley, were financed with borrowings totaling approximately $1.1 billion. Beginning May 1, 1995, CHH was consolidated in the financial statements of the Company.

    In December 1994, the Company acquired additional stock of Zanders Feinpapiere AG, a major German paper producer in which the Company has owned a stake since 1989. In December 1993, the Company acquired assets of Monsanto Company's Kentucky-based Fome-Cor division, a manufacturer of polystyrene foam products. In 1992, the Company acquired an equity interest in Scitex Corporation Ltd., an Israel-based world leader in color electronic prepress systems for the graphic design, printing, publishing and video industries; Zaklady Celulozowa-Papierniecze S.A. w Kwidzynie ("Kwidzyn") from the Government of the Republic of Poland, Poland's largest white papers manufacturer and Poland's only integrated bleached pulp and paper company; and certain assets of the chemical division of Norway-based M. Peterson & Son AS.

    In October 1995, the Company acquired the ink resin business of DSM located in Niort, France. In September 1995, the high pressure laminates business of Westinghouse located in Hampton, South Carolina was acquired. In January 1995, the Company acquired the assets of two Michigan-based paper distributors, Carpenter Paper Company and Seaman-Patrick Holding Company. In July 1994, the Company, through a subsidiary, acquired certain assets of Papelera Kif and Ogi Papel, distributors of printing papers in Juarez and Chihuahua, Mexico. In December 1994, the Company completed a merger with Kirk Paper Corporation, a paper distributor located in Downey, California, using the pooling-of-interests accounting method. In April 1993, the Company acquired certain assets of the Los Angeles-based Ingram Paper Company, a distributor of industrial and fine printing papers. In December 1993, J.B. Papers, Inc., a paper distribution company located in Union, New Jersey, was purchased. In the first quarter of 1992, the operating assets of Western Paper Company, a printing and industrial paper distribution business based in Portland, Oregon, were purchased.

    As a result of its capital expenditure and acquisition programs, the Company has reduced its exposure to price fluctuations in the market pulp segment, typically the most volatile commodity grade in terms of pricing in the paper industry. In 1994, the Company produced approximately 1.3 million short tons of market pulp. Approximately 30% of this tonnage represents specialty grades of dissolving pulp used to make rayon and acetate products. Dissolving pulp has historically been less volatile in price than paper pulp. The Company also purchases significant volumes of market pulp, which provides, on a Company-wide basis, for a substantially balanced net pulp position.

    The Company's future investment strategy is to continue to invest selectively to reduce costs further in core commodity businesses such as unbleached kraft, paper, pulp and wood products. More significant investment will occur in higher growth value-added lines in which the Company has a material market position such as uncoated white papers, bristols, specialty linerboard, pulps and bleached board.

    The Company was incorporated in 1941 under the laws of the State of New York as the successor to the New York corporation of the same name organized in 1898. The Company's corporate headquarters are located at Two Manhattanville Road, Purchase, New York 10577, and its telephone number is (914) 397-1500.

                              RECENT DEVELOPMENTS

    On July 3, 1995, the Company announced that on August 2, 1995, it would redeem the entire outstanding principal amount of its $200 million 5 3/4% Convertible Subordinated Debentures Due 2002 at 100% of their principal amount plus accrued interest. Substantially all of the 5 3/4% Convertible Subordinated Debentures Due 2002 were converted to International Paper Common Stock on August 2, 1995.

    On July 11, 1995, International Paper announced an increase in its quarterly dividend from $0.42 per share to $0.50 per share. The Company also announced a two for one split of the International Paper Common Stock to holders of record on August 18, 1995, payable September 15, 1995 (the "Stock Split"). Following the Stock Split, the dividend per share of International Paper Common Stock will be $0.25.

    On October 10, 1995, International Paper reported third-quarter net earnings of $328 million or $1.27 per share, a threefold increase over 1994 third-quarter net earnings of $111 million or $0.45 per share. Third-quarter sales were $5.1 billion, a 36% increase over third-quarter 1994 sales of $3.8 billion.

    On November 6, 1995, International Paper and Federal Paper Board announced that they have agreed to merge. Once the merger is complete, Federal Paper
Board, a diversified forest products company will become a wholly owned subsidiary of International Paper. The transaction, which is valued at approximately $3.5 billion, including assumption of debt, is subject to approval by Federal Paper Board's shareholders, as well as by regulatory authorities. It is expected to close in the first quarter of 1996.

    Under the terms of the merger agreement, Federal Paper Board's shareholders will be entitled to receive at their election, either $55 in cash per share or $55 worth of International Paper common stock per share, subject to the limitation that not more than 1.612 and not less than 1.275 International Paper common shares will be issued for each Federal Paper Board share exchanged for International Paper common stock. The shareholder election to receive cash or International Paper common stock will be subject to adjustment so that, in the aggregate, approximately 49 percent of the Federal Paper Board shares will be exchanged for cash. The merger is intended to qualify as a tax-free reorganization.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

    The following table sets forth International Paper's ratio of earnings to fixed charges on a historical basis for each of the five years in the period ended December 31, 1994, and for the six-month periods ended June 30, 1994 and June 30, 1995.

                                                                                                                SIX MONTHS
                                                                                                                ENDED JUNE
                                                                                    YEAR ENDED DECEMBER 31,        30,
                                                                                  ----------------------------  ----------
                                                                                  1990  1991  1992  1993  1994  1994  1995
                                                                                  ----  ----  ----  ----  ----  ----  ----
Ratio of Earnings to Fixed Charges..............................................  3.56  2.47  1.44  2.26  2.43  2.21  3.86

    For purposes of computing the ratio of earnings to fixed charges, earnings include pre-tax earnings before extraordinary charges and the cumulative effect of accounting changes, interest expense and the estimated interest factor in rent expense (which, in the opinion of International Paper, approximates one-third of rent expense), and adjustments for undistributed equity earnings and the amortization of capitalized interest. Fixed charges include interest incurred (including amounts capitalized) and the estimated interest factor in rent expense.

                                 CAPITALIZATION
                                  (UNAUDITED)

    The following table sets forth the capitalization of International Paper and its consolidated subsidiaries as of June 30, 1995, and as adjusted to give effect to the sale of the Convertible Preferred Securities, the application of the estimated gross proceeds from such sale to repay short-term indebtedness of the Company and the call and subsequent conversion of the Company's 5 3/4% Convertible Subordinated Debentures Due 2002 discussed in "Recent Developments". The table should be read in conjunction with International Paper's consolidated financial statements and notes thereto and other financial data incorporated herein by reference.

                                                                                                    JUNE 30, 1995
                                                                                                 --------------------
                                                                                                 ACTUAL   AS ADJUSTED
                                                                                                 -------  -----------
                                                                                                    (IN MILLIONS)
INDEBTEDNESS:
  Short-Term Indebtedness......................................................................  $ 3,152    $ 2,702
  Current Maturities of Long-Term Indebtedness.................................................      569        569
                                                                                                 -------  -----------
    Total Short-Term Indebtedness..............................................................    3,721      3,271
  Long-Term Indebtedness, excluding Current Maturities (1).....................................    5,641      5,441
                                                                                                 -------  -----------
      Total Indebtedness.......................................................................    9,362      8,712
International Paper-obligated mandatorily redeemable preferred securities of Trust holding
 solely International Paper subordinated debentures (2)........................................    --           450
COMMON SHAREHOLDERS' EQUITY: (3)
  Common Stock, par value $1.00 per share; 400 million shares authorized; 128.7 million (131.6
   million as adjusted) issued and outstanding (1).............................................      129        132
  Paid-in capital (1)..........................................................................    1,944      2,141
  Retained earnings............................................................................    5,167      5,167
    Less: Common Stock held in treasury, at cost; 1.7 million shares...........................       81         81
                                                                                                 -------  -----------
      Total Common Shareholders' Equity........................................................    7,159      7,359
                                                                                                 -------  -----------
        Total Capitalization...................................................................  $16,521    $16,521
                                                                                                 -------  -----------
                                                                                                 -------  -----------

------------------------
(1) The amounts in the "As Adjusted" column assume that all of the Company's 5 3/4% Convertible Subordinated Debentures Due 2002 were converted into International Paper Common Stock at a conversion price of $68.50 per share.
(2) As described herein, the sole assets of the Trust will be the 5 1/4% Convertible Junior Subordinated Debentures due July 20, 2005 of the Company with a principal amount of $463,917,550, and upon redemption of such debt, the Convertible Preferred Securities will be mandatorily redeemable.
(3) The data included in the table does not reflect the Stock Split announced on July 11, 1995. See "Recent Developments".

                              ACCOUNTING TREATMENT

    The financial statements of the Trust will be consolidated with International Paper's financial statements. It is expected that the Convertible Preferred Securities will be reflected in International Paper's consolidated financial statements as a minority interest consisting of International Paper-obligated mandatorily redeemable preferred securities of a trust holding convertible subordinated debentures of International Paper. All of the assets of the Trust will be approximately $464 million of Convertible Junior Subordinated Debentures of the Company which will bear interest at a rate of 5 1/4% per annum.

                                USE OF PROCEEDS

    The Selling Holders will receive all of the proceeds from the sale of the Offered Securities. Neither International Paper nor the Issuer will receive any proceeds from the sale of the Offered Securities.

              DESCRIPTION OF THE CONVERTIBLE PREFERRED SECURITIES

    THE FOLLOWING SUMMARY OF CERTAIN MATERIAL TERMS AND PROVISIONS OF THE CONVERTIBLE PREFERRED SECURITIES DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE DECLARATION. THE CONVERTIBLE PREFERRED SECURITIES WERE ISSUED PURSUANT TO THE TERMS OF THE DECLARATION. THE DECLARATION INCORPORATES BY REFERENCE TERMS OF THE TRUST INDENTURE ACT. THE DECLARATION WILL BE QUALIFIED UNDER THE TRUST INDENTURE ACT. THE BANK OF NEW YORK, AS TRUSTEE, ACTS AS INDENTURE TRUSTEE FOR THE DECLARATION FOR PURPOSES OF COMPLIANCE WITH THE TRUST INDENTURE ACT. CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS ASSIGNED TO THEM IN THE DECLARATION.

GENERAL

    The Convertible Preferred Securities were issued in fully registered form without interest coupons.

    The Convertible Preferred Securities represent undivided beneficial ownership interests in the assets of the Issuer and entitle the holders thereof to a preference in certain circumstances with respect to distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Declaration.

    All of the Common Securities are owned, directly or indirectly, by International Paper. The Common Securities rank PARI PASSU, and payments are made thereon PRO RATA, with the Convertible Preferred Securities except as described under "-- Subordination of Common Securities". The Convertible Junior Subordinated Debentures are owned by the Trustee and held for the benefit of the holders of the Trust Securities. The Guarantee is a full and unconditional guarantee with respect to the Convertible Preferred Securities, but does not guarantee payment of distributions or amounts payable on redemption or liquidation of the Convertible Preferred Securities when the Issuer does not have funds available to make such payments.

DISTRIBUTIONS

    The distributions payable on each Convertible Preferred Security are fixed at a rate per annum of 5 1/4% of the stated liquidation preference of $50 per Convertible Preferred Security. Deferred distributions (and interest thereon) will accrue interest (compounded quarterly) at the same rate. The term "distributions" as used herein includes any such distributions payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

    Distributions on the Convertible Preferred Securities will be cumulative, accrue from the date of initial issuance and will be payable quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing September 15, 1995, when, as and if available. International Paper has the right under the Indenture to defer interest payments from time to time on the Convertible Junior Subordinated Debentures for successive periods not exceeding 20 consecutive quarters for each such period, and, as a consequence, quarterly distributions on the Convertible Preferred Securities would be deferred by the Issuer (but would continue to accrue with interest) during any such Deferral Period. In the event that International Paper exercises this right, during such period International Paper (i) shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than stock dividends paid by International Paper which consist of stock of the same class as that on which the dividend is being paid), (ii) shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by International Paper that rank PARI PASSU with or junior to the Convertible Junior Subordinated Debentures, and (iii) shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). Prior to the termination of any Deferral Period, International Paper may further extend such Deferral Period; PROVIDED that such Deferral Period together with all previous and further deferrals thereof may not exceed 20 consecutive quarters. Upon the termination of any Deferral Period, International Paper is required to pay all amounts then due and, upon such payment, International Paper may select a new

Deferral Period, subject to the above requirements. In no event shall any Deferral Period extend beyond the maturity of the Convertible Junior Subordinated Debentures. See "Description of the Convertible Junior Subordinated Debentures -- Interest" and "-- Option to Extend Interest Payment Period".

    Distributions on the Convertible Preferred Securities must be paid quarterly on the dates payable to the extent of funds of the Trust available for the payment of such distributions. Amounts available to the Trust for distribution to the holders of the Convertible Preferred Securities will be limited to payments under the Convertible Junior Subordinated Debentures. See "Description of the Convertible Junior Subordinated Debentures". The payment of distributions, to the extent of funds of the Trust available therefor, is guaranteed by International Paper, as set forth under "Description of the Guarantee".

    Distributions on the Convertible Preferred Securities will be payable to the holders thereof as they appear on the books and records of the Issuer on the relevant record dates, which will be fifteen days prior to the relevant payment dates. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "--Book-Entry-Only Issuance -- The Depository Trust Company" below. In the event that any date on which distributions are payable on the Convertible Preferred Securities is not a Business Day, payment of the distribution payable on such date will be made on the next succeeding day which is a Business Day (without any distribution or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in The City of New York are authorized or required by law to close.

CONVERSION RIGHTS

    GENERAL. Convertible Preferred Securities will be convertible at any time, at the option of the holder thereof and in the manner described below, into shares of International Paper Common Stock at an initial conversion rate of
0.925926 shares of International Paper Common Stock (as adjusted to reflect the Stock Split) for each Convertible Preferred Security (equivalent to a conversion price of $54.00 per share of International Paper Common Stock, as adjusted to reflect the Stock Split), subject to adjustment as described under "-- Conversion Price Adjustments" below. The Issuer has agreed in the Declaration not to convert Convertible Junior Subordinated Debentures held by it except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Convertible Preferred Securities. A holder of a Convertible Preferred Security wishing to exercise its conversion right shall deliver an irrevocable conversion notice, together, if the Convertible Preferred Security is a Certificated Security (as defined herein), with such Certificated Security, to the Conversion Agent which shall, on behalf of such holder, exchange such Convertible Preferred Security for a portion of the Convertible Junior
Subordinated  Debentures  and  immediately   convert  such  Convertible   Junior
Subordinated Debentures into International Paper Common Stock. Holders may obtain copies of the required form of the conversion notice from the Conversion Agent.

    Whenever International Paper issues shares of International Paper Common Stock upon conversion of Convertible Preferred Securities, International Paper will issue, together with each such share of International Paper Common Stock, one right entitling the holder thereof, under certain circumstances, to purchase one share of International Paper Common Stock pursuant to, and upon the terms indicated in, the Rights Agreement (the "Rights Agreement") dated as of April 14, 1987, as amended, between International Paper and Chemical Bank (successor to Manufacturers Hanover Trust Company), as Rights Agent, or any similar rights issued to holders of International Paper Common Stock in addition thereto or in replacement thereof (such rights, together with any additional or replacement rights, being collectively referred to as the "Rights"), whether or not such Rights shall be exercisable at such time, but only if such Rights are issued and outstanding and held by other holders of International Paper Common Stock (or are evidenced by outstanding share certificates representing International Paper Common Stock) at such time and have not expired or been redeemed. As distributed, the Rights trade together with the International Paper Common Stock. The Rights may be exercised or traded separately only after the earlier to occur of: (i) the tenth business day after the commencement of, or first public disclosure of an intention to commence, a tender or exchange offer by a person or group other than International Paper or any subsidiary or employee benefit plan of International Paper or any subsidiary if, upon consummation of the offer, such person or group would acquire beneficial ownership of 20% or more of the outstanding International Paper Common Stock or (ii) the tenth day after the first public announcement that an Acquiring Person (as such term is defined in the Rights Agreement) has acquired the beneficial ownership of 20% or more of the shares of International Paper Common Stock outstanding. The Rights will expire on April 28, 1997, unless earlier redeemed by International Paper as provided in the Rights Agreement. Until a Right is exercised, the holder thereof will have no additional rights as a shareholder of International Paper, including, without limitation, the right to vote or to receive dividends on shares of International Paper Common Stock subject to the Rights. The foregoing description of the Rights is qualified in its entirety by reference to the Rights Agreement, which is an exhibit to International Paper's registration statement on Form 8-A, dated April 17, 1987, as amended, incorporated by reference herein.

    Holders of Convertible Preferred Securities at the close of business on a distribution record date will be entitled to receive the distribution payable on such Convertible Preferred Securities on the corresponding distribution payment date notwithstanding the conversion of such Convertible Preferred Securities following such distribution record date but prior to such distribution payment date. Except as provided in the immediately preceding sentence, neither the Issuer nor International Paper will make, or be required to make, any payment, allowance or adjustment for accumulated and unpaid distributions, whether or not in arrears, on converted Convertible Preferred Securities. International Paper will make no payment or allowance for distributions on the shares of International Paper Common Stock issued upon such conversion, except to the extent that such shares of International Paper Common Stock are held of record on the record date for any such distributions. Each conversion will be deemed to have been effected immediately prior to the close of business on the day on which the related conversion notice was received by the Issuer.

    No fractional shares of International Paper Common Stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid by International Paper in cash.

    CONVERSION PRICE ADJUSTMENTS -- GENERAL. The conversion price will be subject to adjustment in certain events including, without duplication: (i) the payment of dividends (and other distributions) payable in International Paper Common Stock on any class of capital stock of International Paper; (ii) the issuance to all holders of International Paper Common Stock of rights or warrants, or the occurrence of an event under the Company's Rights Agreement, entitling holders of such rights or warrants to subscribe for or purchase International Paper Common Stock at less than the then current market price;
(iii) subdivisions and combinations of International Paper Common Stock; (iv) the payment of dividends (and other distributions) to all holders of International Paper Common Stock consisting of evidences of indebtedness of International Paper, securities or capital stock, cash or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to in clauses (i) and (ii) and dividends and distributions paid exclusively in cash); (v) the payment of dividends (and other distributions) on International Paper Common Stock paid exclusively in cash, excluding (A) cash dividends that do not exceed the per share amount of the immediately preceding regular cash dividend (as adjusted to reflect any of the events referred to in clauses (i) through (vi) of this sentence) and (B) cash dividends if the annualized per share amount thereof does not exceed 15% of the current market price of International Paper Common Stock as of the trading day immediately preceding the date of declaration of such dividend; and (vi) payment to holders of International Paper Common Stock in respect of a tender or exchange offer (other than an odd-lot offer) by International Paper or any subsidiary of International Paper for International Paper

Common Stock at a price in excess of 110% of the current market price of International Paper Common Stock as of the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer.

    International Paper from time to time may reduce the conversion price of the Convertible Junior Subordinated Debentures (and thus the conversion price of the Convertible Preferred Securities) by any amount selected by International Paper for any period of at least 20 days, in which case International Paper shall give at least 15 days' notice of such reduction. International Paper may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the International Paper Board of Directors deems advisable to avoid or diminish any income tax to holders of International Paper Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "United States Taxation -- Adjustment of Conversion Price".

    No adjustment of the conversion price will be made upon the issuance of any shares of International Paper Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of International Paper and the investment of additional optional amounts in shares of International Paper Common Stock under any such plan or the issuance of any shares of International Paper Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of International Paper or pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the Convertible Preferred Securities were first issued. There shall also be no adjustment of the conversion price in case of the issuance of any International Paper Common Stock (or securities convertible into or exchangeable for International Paper Common Stock), except as specifically described above. If any action would require adjustment of the conversion price pursuant to more than one of the anti-dilution provisions, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to holders of the Convertible Preferred Securities. No adjustment in the conversion price will be required unless such adjustment would require an increase or decrease of at least 1% of the conversion price, but any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

    CONVERSION PRICE ADJUSTMENTS -- MERGER, CONSOLIDATION OR SALE OF ASSETS OF INTERNATIONAL PAPER. In the event that International Paper is a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the assets of International Paper, recapitalization or reclassification of International Paper Common Stock or any compulsory share exchange (each of the foregoing being referred to as a "Transaction")), in each case, as a result of which shares of International Paper Common Stock shall be converted into the right (i) in the case of any Transaction other than a Transaction involving a Common Stock Fundamental Change (as defined herein), to receive securities, cash or other property, each Convertible Preferred Security shall thereafter be convertible into the kind and amount of securities, cash and other property receivable upon the consummation of such Transaction by a holder of that number of shares of International Paper Common Stock into which a Convertible Preferred Security was convertible immediately prior to such Transaction, with such adjustments as provided below, or (ii) in the case of a Transaction involving a Common Stock Fundamental Change, to receive common stock of the kind received by holders of International Paper Common Stock (but in each case after giving effect to any adjustment discussed below relating to a Fundamental Change if such Transaction constitutes a Fundamental Change). The holders of Convertible Preferred Securities will have no voting rights with respect to any Transaction described in this section.

    If any Fundamental Change (as defined herein) occurs, the conversion price in effect will be adjusted immediately after such Fundamental Change as described below. In addition, in the event of a Common Stock Fundamental Change, each Convertible Preferred Security shall be convertible solely into common stock of the kind received by holders of International Paper Common Stock as a result of such Common Stock Fundamental Change.

    The conversion price in the case of any Transaction involving a Fundamental Change will be adjusted immediately after such Fundamental Change:

        (i) in the case of a Non-Stock Fundamental Change (as defined herein), the conversion price of the Convertible Preferred Securities will thereupon become the lower of (A) the conversion price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments, and (B) the result obtained by multiplying the greater of the Applicable Price (as defined herein) or the then applicable Reference Market Price (as defined herein) by a fraction of which the numerator will be $50 and the denominator will be the then current Redemption Price (as defined herein) or, prior to June 30, 1999, an amount per Convertible Preferred Security determined by International Paper in its sole discretion, after consultation with an investment banking firm, to be the equivalent of the hypothetical redemption price that would have been applicable if the Convertible Preferred Securities had been redeemable during such period; and

        (ii) in the case of a Common Stock Fundamental Change, the conversion price of the Convertible Preferred Securities in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other prior adjustments, will thereupon be adjusted by multiplying such conversion price by a fraction of which the numerator will be the Purchaser Stock Price (as defined herein) and the denominator will be the Applicable Price; PROVIDED, HOWEVER, that in the event of a Common Stock Fundamental Change in which (A) 100% of the value of the consideration received by a holder of International Paper Common Stock is common stock of the successor, acquiror or other third party (and cash, if any, is paid only with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change) and (B) all of the International Paper Common Stock will have been exchanged for, converted into, or acquired for common stock (and cash with respect to fractional interests) of the successor, acquiror or other third party, the conversion price of the Convertible Preferred Securities in effect immediately prior to such Common Stock Fundamental Change will thereupon be adjusted by multiplying such conversion price by a fraction of which the numerator will be one and the denominator will be the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of International Paper Common Stock as a result of such Common Stock Fundamental Change.

    In the absence of the Fundamental Change provisions, in the case of a Transaction each Convertible Preferred Security would become convertible into the securities, cash, or property receivable by a holder of the number of shares of International Paper Common Stock into which such Convertible Preferred Security was convertible immediately prior to such Transaction. Thus, in the absence of the Fundamental Change provisions, a Transaction could substantially lessen or eliminate the value of the conversion privilege associated with the Convertible Preferred Securities. For example, if International Paper were acquired in a cash merger, each Convertible Preferred Security would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on the future prospects of International Paper and other factors.

    The foregoing conversion price adjustments are designed, in "Fundamental Change" transactions where all or substantially all the International Paper Common Stock is converted into securities, cash, or property and not more than 50% of the value received by the holders of International Paper Common Stock consists of stock listed or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the National Market System of the National Association of Securities Dealers, Inc. (a "Non-Stock Fundamental Change", as defined herein), to increase the securities, cash, or property into which each Convertible Preferred Security is convertible.

    In a Non-Stock Fundamental Change transaction in which the initial value received per share of International Paper Common Stock (measured as described in the definition of Applicable Price below) is lower than the then applicable conversion price of a Convertible Preferred Security but greater than or equal to the "Reference Market Price" (initially $29.625, as adjusted to reflect the

Stock Split, but subject to adjustment in certain events as described below), the conversion price will be adjusted as described above with the effect that each Convertible Preferred Security will be convertible into securities, cash or property of the same type received by the holders of International Paper Common Stock in such transaction with the conversion price adjusted as though such initial value had been the Applicable Price.

    In a Non-Stock Fundamental Change transaction in which the initial value received per share of International Paper Common Stock (measured as described in the definition of Applicable Price below) is lower than both the Applicable Conversion Price of a Convertible Preferred Security and the Reference Market Price, the conversion price will be adjusted as described above but calculated as though such initial value had been the Reference Market Price.

    In a Fundamental Change transaction in which all or substantially all of the International Paper Common Stock is converted into securities, cash, or property and more than 50% of the value received by the holders of International Paper Common Stock consists of listed or National Market System-traded common stock (a "Common Stock Fundamental Change", as defined herein), the foregoing adjustments are designed to provide in effect that (a) where International Paper Common Stock is converted partly into such common stock and partly into other securities, cash or property, each Convertible Preferred Security will be convertible solely into a number of shares of such common stock determined so that the initial value of such shares (measured as described in the definition of "Purchaser Stock Price" below) equals the value of the shares of International Paper Common Stock into which such Convertible Preferred Security was convertible immediately before the transaction (measured as aforesaid) and
(b) where International Paper Common Stock is converted solely into such common stock, each Convertible Preferred Security will be convertible into the same number of shares of such common stock receivable by a holder of the number of shares of International Paper Common Stock into which such Convertible Preferred Security was convertible immediately before such transaction.

    The term "Applicable Price" means (i) in the case of a Non-Stock Fundamental Change in which the holder of the International Paper Common Stock receives only cash, the amount of cash received by the holder of one share of International Paper Common Stock and (ii) in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the average of the Closing Prices (as defined herein) for the International Paper Common Stock during the ten trading days prior to and including the record date for the determination of the holders of International Paper Common Stock entitled to receive such securities, cash, or other property in connection with such Non-Stock Fundamental Change or Common Stock Fundamental Change or, if there is no such record date, the date upon which the holders of the International Paper Common Stock shall have the right to receive such securities, cash, or other property (such record date or distribution date being hereinafter referred as the Entitlement Date), in each case as adjusted in good faith by International Paper to appropriately reflect any of the events referred to in clauses (i) through (vi) of the first paragraph under "-- Conversion Price Adjustments -- General".

    The term "Closing Price" means on any day the last reported sale price on such day or in case no sale takes place on such day, the average of the reported closing bid and asked prices in each case on the NYSE Composite Tape or, if the stock is not listed or admitted to trading on such exchange, on the principal national securities exchange on which such stock is listed or admitted to trading or if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any NYSE member firm, selected by International Paper for that purpose.

    The term "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value (as determined in good faith by the Board of Directors of International Paper) of the consideration received by holders of International Paper Common Stock consists of common stock that for each of the ten consecutive trading days prior to the Entitlement Date has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the National Market System of the National Association of Securities Dealers, Inc.; PROVIDED, HOWEVER, that a Fundamental Change shall not be a Common Stock Fundamental Change unless International Paper continues to exist after the occurrence of such Fundamental Change and the outstanding Convertible Preferred Securities continue to exist as outstanding Convertible Preferred Securities.

    The term "Fundamental Change" means the occurrence of any transaction or event in connection with a plan pursuant to which all or substantially all of the International Paper Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive securities, cash or other property (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise); PROVIDED that, in the case of a plan involving more than one such transaction or event, for purposes of adjustment of the conversion price, such Fundamental Change shall be deemed to have occurred when substantially all of the International Paper Common Stock shall be exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash, or other property, but the adjustment shall be based upon the highest weighted average per share consideration that a holder of International Paper Common Stock could have received in such transaction or event as a result of which more than 50% of the International Paper Common Stock shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash or other property.

    The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

    The term "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the Closing Prices for the common stock received in such Common Stock Fundamental Change for the ten consecutive trading days prior to and including the Entitlement Date, as adjusted in good faith by International Paper to appropriately reflect any of the events referred to in clauses (i) through (vi) of the first paragraph under "-- Conversion Price Adjustments -- General".

    The term "Reference Market Price" shall initially mean $29.625 (as adjusted to reflect the Stock Split) (which is an amount equal to 66 2/3% of the last reported sale price for the International Paper Common Stock on the NYSE Composite Tape on July 13, 1995) and, in the event of any adjustment to the conversion price other than as a result of a Non-Stock Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of $29.625 (as adjusted to reflect the Stock Split) to the initial conversion price of the Convertible Preferred Securities.

OPTIONAL REDEMPTION

    International Paper is permitted to redeem the Convertible Junior Subordinated Debentures as described herein under "Description of the Convertible Junior Subordinated Debentures -- Optional Redemption", in whole or in part, from time to time, after June 30, 1999, upon not less than 30 nor more than 60 days' notice. See "Description of the Convertible Junior Subordinated Debentures -- Optional Redemption". Upon any redemption in whole or in part of the Convertible Junior Subordinated Debentures at the option of International Paper, the Issuer will, to the extent of the proceeds of such redemption, redeem Convertible Preferred Securities and Common Securities at the Redemption Price. In the event that fewer than all the outstanding Convertible Preferred Securities are to be so redeemed, the Convertible Preferred Securities to be redeemed will be selected as described under "-- Book-Entry-Only Issuance -- The Depository Trust Company" below.

    In the event of any redemption in  part, the Trust shall not be required  to
(i) issue, register the transfer of or exchange any Convertible Preferred Security during a period beginning at the opening of business 15 days before any selection for redemption of Convertible Preferred Securities and ending at the close of business on the earliest date in which the relevant notice of redemption is deemed to have been given to all holders of Convertible Preferred Securities to be so redeemed and (ii) register the transfer of or exchange any Convertible Preferred Securities so selected for redemption, in whole or in part, except for the unredeemed portion of any Convertible Preferred Securities being redeemed in part.

TAX EVENT OR INVESTMENT COMPANY EVENT REDEMPTION OR DISTRIBUTION

    If a Tax Event (as defined herein) shall occur and be continuing, International Paper shall cause the IP Trustees to liquidate the Issuer and cause Convertible Junior Subordinated Debentures to be distributed to the holders of the Convertible Preferred Securities in liquidation of the Issuer within 90 days following the occurrence of such Tax Event; PROVIDED, HOWEVER, that such liquidation and distribution shall be conditioned on (i) the IP Trustees' receipt of an opinion of nationally recognized independent tax counsel (reasonably acceptable to the IP Trustees) experienced in such matters (a "No Recognition Opinion"), which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Convertible Preferred Securities will not recognize any income, gain or loss for United States Federal income tax purposes as a result of such liquidation and distribution of Convertible Junior Subordinated Debentures, and (ii) International Paper being unable to avoid such Tax Event within such 90-day period by taking some ministerial action or pursuing some other reasonable measure that, in the sole judgment of International Paper, will have no adverse effect on the Issuer, International Paper or the holders of the Convertible Preferred Securities and will involve no material cost. Furthermore, if (i) International Paper has received an opinion (a "Redemption Tax Opinion") of nationally recognized independent tax counsel (reasonably acceptable to the IP Trustees) experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that International Paper would be precluded from deducting the interest on the Convertible Junior Subordinated Debentures for United States Federal income tax purposes, even after the Convertible Junior Subordinated Debentures were distributed to the holders of the Convertible Preferred Securities upon liquidation of the Issuer as described above, or (ii) the IP Trustees shall have been informed by such tax counsel that it cannot deliver a No Recognition Opinion, International Paper shall have the right, upon not less than 30 nor more than 60 days' notice and within 90 days following the occurrence of the Tax Event, to redeem the Convertible Junior Subordinated Debentures, in whole (but not in part) for cash, at par plus accrued and unpaid interest and, following such redemption, all the Convertible Preferred Securities will be redeemed by the Issuer at the liquidation preference of $50 per Convertible Preferred Security plus accrued and unpaid distributions; PROVIDED, HOWEVER, that, if at the time there is available to International Paper or the Issuer the opportunity to eliminate, within such 90-day period, the Tax Event by taking some ministerial action or pursuing some other reasonable measure that, in the sole judgment of International Paper, will have no adverse effect on the Issuer, International Paper or the holders of the Convertible Preferred Securities and will involve no material cost, the Issuer or International Paper will pursue such measure in lieu of redemption. See "-- Mandatory Redemption". In lieu of the foregoing options, International Paper will also have the option of causing the Convertible Preferred Securities to remain outstanding and pay Additional Interest (as defined herein) on the Convertible Junior Subordinated Debentures. See "Description of the Convertible Junior Subordinated Debentures -- Additional Interest".

    "Tax Event" means that International Paper shall have obtained an opinion of nationally recognized independent tax counsel (reasonably acceptable to the IP Trustees) experienced in such matters to the effect that, as a result of (a) any amendment to or change (including any announced prospective change) in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after the Original Offering Date), which amendment or change is effective or which interpretation or pronouncement is announced on or after the Original Offering Date, there is more than an insubstantial risk that (i) the Issuer is or will be subject to United States

Federal income tax with respect to interest received on the Convertible Junior Subordinated Debentures, (ii) interest payable to the Issuer on the Convertible Junior Subordinated Debentures is not or will not be deductible for United States Federal income tax purposes or (iii) the Issuer is or will be subject to more than a DE MINIMIS amount of other taxes, duties, assessments or other governmental charges.

    If an Investment Company Event (as hereinafter defined) shall occur and be continuing, International Paper shall cause the IP Trustees to liquidate the Issuer and cause the Convertible Junior Subordinated Debentures to be distributed to the holders of the Convertible Preferred Securities in liquidation of the Issuer within 90 days following the occurrence of such Investment Company Event.

    The   distribution  by   International  Paper  of   the  Convertible  Junior
Subordinated Debentures will effectively result in the cancellation of the Convertible Preferred Securities.

    "Investment Company Event" means the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law") to the effect that the Issuer is or will be considered an investment company which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective on or after the Original Offering Date.

    A "Special Event" means either an Investment Company Event or a Tax Event.

    After the date fixed for any distribution of Convertible Junior Subordinated Debentures (i) the Convertible Preferred Securities will no longer be deemed to be outstanding, (ii) The Depository Trust Company (the "Depository" or "DTC") or its nominee, as the record holder of the Global Certificates, will receive a registered global certificate or certificates representing the Convertible Junior Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing Convertible Preferred Securities not held by DTC or its nominee will be deemed to represent Convertible Junior Subordinated Debentures having a principal amount equal to the aggregate of the stated liquidation preference of such Convertible Preferred Securities, with accrued and unpaid interest equal to the amount of accrued and unpaid distributions on such Convertible Preferred Securities, until such certificates are presented to International Paper or its agent for transfer or reissuance.

MANDATORY REDEMPTION

    The Convertible Junior Subordinated Debentures will mature on July 20, 2025, and may be redeemed, in whole or in part, at any time after June 30, 1999 or at any time in certain circumstances upon the occurrence of a Special Event. Upon the repayment or payment of the Convertible Junior Subordinated Debentures, whether at maturity or upon redemption or otherwise, the proceeds from such repayment or redemption shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the Convertible Junior Subordinated Debentures so repaid or redeemed at the applicable redemption price together with accrued and unpaid distributions through the date of redemption; PROVIDED that holders of the Trust Securities shall be given not less than 30 nor more than 60 days' notice of such redemption. See "-- Tax Event or Investment Company Event Redemption or Distribution" and "Description of the Convertible Junior Subordinated Debentures -- General" and "Optional Redemption". Upon the repayment of the Convertible Junior Subordinated Debentures at maturity or upon any acceleration, earlier redemption or otherwise, the proceeds from such repayment will be applied to redeem the Convertible Preferred Securities and Common Securities, in whole, upon not less than 30 nor more than 60 days' notice.

REDEMPTION PROCEDURES

    The Convertible Preferred Securities will not be redeemed unless all accrued and unpaid distributions have been paid on all Convertible Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

    If the Issuer gives a notice of redemption in respect of Convertible Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York time, on the redemption date, the Issuer will irrevocably deposit with DTC funds sufficient to pay the amount payable on redemption and will give DTC irrevocable instructions and authority to pay such amount in respect of Convertible Preferred Securities represented by the Global Certificates and will irrevocably deposit with the paying agent for the Convertible Preferred Securities funds sufficient to pay such amount in respect of any Certificated Securities and will give such paying agent irrevocable instructions and authority to pay such amount to the holders of Certificated Securities upon surrender of their certificates. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any Convertible Preferred
Securities called for redemption shall be payable to the holders of such Convertible Preferred Securities on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds are deposited as required, then upon the date of such deposit, all rights of holders of such Convertible Preferred Securities so called for redemption will cease, except the right of the holders of such Convertible Preferred Securities to receive the redemption price, but without interest on such redemption price. In the event that any date fixed for redemption of Convertible Preferred Securities is not a Business Day, then payment of the amount payable on such date will be made on the next succeeding day which is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the redemption price in respect of Convertible Preferred Securities is improperly withheld or refused and not paid either by the Issuer or by International Paper pursuant to the Guarantee described under "Description of the Guarantee", distributions on such Convertible Preferred Securities will continue to accrue at the then applicable rate, from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the amount payable upon redemption (other than for purposes of calculating any premium).

    Subject to the foregoing and applicable law (including, without limitation, United States Federal securities laws), International Paper or its subsidiaries may at any time and from time to time purchase outstanding Convertible Preferred Securities by tender, in the open market or by private agreement.

SUBORDINATION OF COMMON SECURITIES

    Payment of distributions on, and the amount payable upon redemption of, the Trust Securities, as applicable, shall be made PRO RATA based on the liquidation preference of the Trust Securities; PROVIDED, HOWEVER, that, if on any distribution date or redemption date a Declaration Event of Default (as defined below under "-- Declaration Events of Default") under the Declaration shall have occurred and be continuing, no payment of any distribution on, or amount payable upon redemption of, any Common Security, and no other payment on account of the redemption, liquidation or other acquisition of Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all outstanding Convertible Preferred Securities for all distribution periods terminating on or prior thereto, or in the case of payment of the amount payable upon redemption of the Convertible Preferred Securities, the full amount of such amount in respect of all outstanding Convertible Preferred Securities shall have been made or provided for, and all funds available to the Trustee shall first be applied to the payment in full in cash of all distributions on, or the amount payable upon redemption of, Convertible Preferred Securities then due and payable.

    In the case of any Declaration Event of Default, the holder of Common Securities will be deemed to have waived any such Declaration Event of Default until all such Declaration Events of Default with respect to the Convertible Preferred Securities have been cured, waived or otherwise eliminated. Until any such Declaration Events of Default with respect to the Convertible Preferred Securities have been so cured, waived or otherwise eliminated, the Trustee shall act solely on behalf of the holders of the Convertible Preferred Securities and not the holder of the Common Securities, and only the holders of the Convertible Preferred Securities will have the right to direct the Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    In the event of any voluntary or involuntary liquidation, dissolution, winding up or termination of the Issuer, the holders of the Convertible Preferred Securities at the time will be entitled to receive out of the assets of the Issuer available for distribution to holders of Trust Securities after satisfaction of liabilities of creditors of the Trust, before any distribution of assets is made to the holders of the Common Securities, an amount equal to the aggregate of the stated liquidation preference of $50 per Convertible Preferred Security and accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such liquidation, dissolution, winding up or termination, Convertible Junior Subordinated Debentures in an aggregate principal amount equal to the
Liquidation Distribution have been distributed on a PRO RATA basis to the holders of the Trust Securities.

    Pursuant to the Declaration, the Issuer shall be dissolved and its affairs shall be wound up upon the earliest to occur of the following: (i) October 28, 2058, the expiration of the term of the Issuer, (ii) the bankruptcy of International Paper or the holder of the Common Securities, (iii) the filing of a certificate of dissolution or its equivalent with respect to International Paper or such holder, or the revocation of International Paper's or such holder's charter and the expiration of 90 days after the date of notice to International Paper or such holder of revocation without a reinstatement of its charter, (iv) the distribution of all the assets of the Trust, (v) the entry of a decree of a judicial dissolution of International Paper, the Trust or such holder, or (vi) the redemption of all the Trust Securities.

MERGER, CONSOLIDATION OR AMALGAMATION OF THE ISSUER

    The Issuer may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other entity or person, except as described below. The Issuer may, without the consent of the holders of the Convertible Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by, a trust organized as such under the laws of any state of the United States of America or of the District of Columbia; PROVIDED that
(i) if the Issuer is not the survivor, such successor entity either (x) expressly assumes all of the obligations of the Issuer under the Convertible Preferred Securities or (y) substitutes for the Convertible Preferred Securities other securities having substantially the same terms as the Convertible Preferred Securities (the "Successor Securities") as long as the Successor Securities rank, with respect to participation in the profits and distributions or in the assets of the successor entity, at least as high as the Convertible Preferred Securities rank with respect to participation in the profits and dividends or in the assets of the Issuer, (ii) International Paper expressly acknowledges such successor entity as the holder of the Convertible Junior Subordinated Debentures, (iii) the Convertible Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Convertible Preferred Securities are then listed, (iv) such merger, consolidation, amalgamation or replacement does not cause the Convertible Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v)
such merger, consolidation, amalgamation or replacement does not adversely affect the powers, preferences and other special rights of the holders of the Convertible Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose substantially identical to that of the Issuer, (vii) International Paper has provided a guarantee to the holders of the Successor Securities with respect to such successor entity having substantially the same terms as the Guarantee and (viii) prior to such merger, consolidation, amalgamation or replacement, International Paper has received an opinion of nationally recognized independent counsel (reasonably acceptable to the Trustee) to the Issuer experienced in such matters to the effect that (x) such successor entity will be treated as a grantor trust for United States Federal income tax purposes, (y) following such merger, consolidation, amalgamation or replacement, neither International Paper nor such successor entity will be required to register as an investment company under the 1940 Act and (z) such merger, consolidation, amalgamation or replacement will not adversely affect the limited liability of the holders of the

Convertible Preferred Securities. Notwithstanding the foregoing, the Issuer shall not, except with the consent of holders of 100% in liquidation amount of the Common Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the Issuer or the Successor Entity to be classified as other than a grantor trust for United States Federal income tax purposes.

DECLARATION EVENTS OF DEFAULT

    An event of default under the Indenture (an "Event of Default") or a default by International Paper under the Guarantee constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); PROVIDED that, pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Convertible Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Convertible Preferred Securities have been so cured, waived or otherwise eliminated, the Trustee will be deemed to be acting solely on behalf of the holders of the Convertible Preferred Securities and only the holders of the Convertible Preferred Securities will have the right to direct the Trustee with respect to certain matters under the Declaration and, therefore, the Indenture.

    As long as the Convertible Preferred Securities are outstanding, upon the occurrence of a Declaration Event of Default, the Trustee as the sole holder of the Convertible Junior Subordinated Debentures will have the right under the Indenture to declare the principal of and interest on the Convertible Junior Subordinated Debentures to be immediately due and payable. International Paper and the Issuer are each required to file annually with the Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS

    Except as described herein, under the Trust Act and under "Description of the Guarantee -- Amendments and Assignment", and as otherwise required by law and the Declaration, the holders of the Convertible Preferred Securities will have no voting rights.

    If (i) the Issuer fails to pay distributions in full on the Convertible Preferred Securities for six consecutive quarterly distribution periods (whether or not a Deferral Period is in effect) or (ii) a Declaration Event of Default occurs and is continuing (each an "Appointment Event"), then the holders of the Convertible Preferred Securities, acting as a single class, will be entitled by the majority vote of such holders to appoint a Special Trustee. For purposes of determining whether the Issuer has failed to pay distributions in full for six consecutive quarterly distribution periods, distributions shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative distributions have been or contemporaneously are paid with respect to all quarterly distribution periods terminating on or prior to the date of payment of such cumulative distributions. Any holder of Convertible Preferred Securities (other than International Paper or any of its affiliates) shall be entitled to nominate any person to be appointed as Special Trustee. Not later than 30 days after such right to appoint a Special Trustee arises, the IP Trustees shall convene a meeting of the holders of Convertible Preferred Securities for the purpose of appointing a Special Trustee. If the IP Trustees fail to convene such meeting within such 30-day period, the holders of not less than 10% of the aggregate stated liquidation amount of the outstanding Convertible Preferred Securities will be entitled to convene such meeting. The provisions of the Declaration relating to the convening and conduct of the meetings of the holders will apply with respect to any such meeting. Any Special Trustee so appointed shall cease to be a Special Trustee if the Appointment Event pursuant to which the Special Trustee was appointed and all other Appointment Events cease to be continuing. Notwithstanding the appointment of any such Special Trustee, International Paper shall retain all rights under the Indenture, including the right to defer payments of interest by extending the interest payment period as provided under "Description of the Convertible Junior Subordinated Debentures -- Option to Extend Interest Payment Period". If such an extension occurs, there will be no Event of Default under the Indenture and, consequently, no Declaration Event of Default for failure to make any scheduled interest payment during the Deferral Period on the date originally scheduled.

    Subject to the requirement of the Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Convertible Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or direct the exercise of any trust or power conferred upon the Trustee under the Declaration including the right to direct the Trustee, as holder of the Convertible Junior Subordinated Debentures, to (i) exercise the remedies available under the Indenture with respect to the Convertible Junior Subordinated Debentures, (ii) waive any past Event of Default that is waiveable under the Indenture or (iii) exercise any right to rescind or annul a declaration that the principal of all the Convertible Junior Subordinated Debentures shall be due and payable; PROVIDED, HOWEVER, that, where a consent or action under the Indenture would require the consent or act of the holders of more than a majority of the aggregate principal amount of Convertible Junior Subordinated Debentures affected thereby, only the holders of the percentage of the aggregate stated liquidation preference of the Convertible Preferred Securities which is at least equal to the percentage required under the Indenture may direct the Trustee to give such consent or take such action. If the Trustee fails to enforce its rights under the Convertible Junior Subordinated Debentures, a holder of record of Convertible Preferred Securities may, after such holder's having made a written request to the Trustee to enforce such rights, institute a legal proceeding directly against International Paper to enforce the Trustee's rights under the Convertible Junior Subordinated Debentures without first instituting any legal proceeding against the Trustee or any other person or entity. The Trustee shall notify all holders of the Convertible Preferred Securities of any notice of default received from the Indenture Trustee with respect to the Convertible Junior Subordinated Debentures. Such notice shall state that such Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Trustee shall not take any of the actions described in clause (i), (ii) or (iii) above unless the Trustee has obtained an opinion of tax counsel to the effect that, as a result of such action, the Issuer will not fail to be classified as a grantor trust or a partnership for United States Federal income tax purposes.

    In the event the consent of the Trustee, as the holder of the Convertible Junior Subordinated Debentures, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; PROVIDED, HOWEVER, that, where a consent under the Indenture would require the consent of the holders of more than a majority of the aggregate principal amount of the Convertible Junior Subordinated Debentures, the Trustee may only give such consent at the direction of the holders of at least the same proportion in aggregate stated liquidation preference of the Trust Securities. The Trustee shall not take any such action in accordance with the directions of the holders of the Trust Securities unless the Trustee has obtained an opinion of tax counsel to the effect that for the purposes of United States Federal income tax the Issuer will not be classified as other than a grantor trust or a partnership.

    A waiver of an Event of Default under the Indenture will constitute a waiver of the corresponding Declaration Event of Default.

    Any required approval or direction of holders of Convertible Preferred Securities may be given at a separate meeting of holders of Convertible Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The IP Trustees will cause a notice of any meeting at which holders of Convertible Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Convertible Preferred Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and
(iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Convertible Preferred Securities will be required for the Issuer to redeem and cancel Convertible Preferred Securities or distribute Convertible Junior Subordinated Debentures in accordance with the Declaration.

    Notwithstanding that holders of Convertible Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Convertible Preferred Securities that are owned at such time by International Paper or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, International Paper, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Convertible Preferred Securities were not outstanding.

    The procedures by which holders of Convertible Preferred Securities may exercise their voting rights are described below. See "-- Book-Entry-Only Issuance -- The Depository Trust Company" below.

    Except in the limited circumstances described above, in connection with the appointment of a Special Trustee, holders of the Convertible Preferred Securities will have no rights to appoint or remove the Issuer Trustees, who may be appointed, removed or replaced solely by International Paper as the indirect or direct holder of all of the Common Securities.

REGISTRATION RIGHTS

    In connection with the Original Offering the Company entered into a registration rights agreement dated July 20, 1995 (the "Registration Rights Agreement") with the Initial Purchasers, for the benefit of the holders of the Convertible Preferred Securities, pursuant to which the Company would, at its cost, (a) file a Registration Statement on Form S-3 (a "Shelf Registration Statement") covering resales of the Convertible Preferred Securities (together with the Convertible Junior Subordinated Debentures, the Guarantee, the International Paper Common Stock and the related Rights) pursuant to Rule 415 under the Securities Act, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) keep the Shelf Registration Statement effective until three years after its effective date. The Company would, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of this Prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement had become effective and take certain other actions as are required to permit unrestricted resales of such Securities. A holder selling such Securities pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related Prospectus and to deliver the Prospectus to purchasers, would be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and would be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

    If (i) by September 4, 1995, the Shelf Registration Statement had not been filed with the SEC; (ii) by November 17, 1995, the Shelf Registration Statement had not been declared effective by the SEC; or (iii) after the Shelf Registration Statement had been declared effective, such Registration Statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of Convertible Preferred Securities in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iii) a "Registration Default"), the Convertible Junior Subordinated Debentures would bear interest at the rate per annum of 5 3/4% and, therefore, distributions would accrue on the Convertible Preferred Securities at the rate of 5 3/4% per annum, from and including the date on which any such Registration Default shall have occurred to but excluding the date on which all Registration Defaults have been cured. At all other times, interest will accrue on the Convertible Junior Subordinated Debentures and distributions will accrue on the Convertible Preferred Securities at a rate of 5 1/4% per annum. This Prospectus is a part of the Shelf Registration Statement filed in accordance with the foregoing requirements.

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Company or the Initial Purchasers.

BOOK-ENTRY-ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

    The description of book-entry procedures in this Prospectus includes summaries of certain rules and operating procedures of DTC that affect transfers of interest in the global certificate or certificates issued in connection with sales of Convertible Preferred Securities made pursuant to this Prospectus. Except as described in the next paragraph, the Convertible Preferred Securities were issued only as fully registered securities registered in the name of Cede & Co. (as nominee for DTC). One or more fully registered global Convertible Preferred Security certificates (without restrictive legends) (the "Global Certificates") will be issued, representing, in the aggregate, Convertible Preferred Securities sold pursuant to this Prospectus, and will be deposited with DTC. In the event of a transfer of securities which were issued in fully registered, certificated form, the holder of such certificates will be required to exchange them for interests in the Global Certificates representing the number of Convertible Preferred Securities being transferred.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    Purchases of Convertible Preferred Securities within the DTC system must be made by or through Participants, which will receive a credit for the Convertible Preferred Securities on DTC's records. The ownership interest of each actual purchaser of Convertible Preferred Securities ("Beneficial Owner") is in turn to be recorded on the Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants or Indirect Participants through which the Beneficial Owners purchased Convertible Preferred Securities. Transfers of ownership interests in the Convertible Preferred Securities are to be accomplished by entries made on the books of Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Convertible Preferred Securities, except in the event that use of the book-entry system for the Convertible Preferred Securities is discontinued.

    DTC has no  knowledge of  the actual  Beneficial Owners  of the  Convertible
Preferred   Securities;  DTC's  records   reflect  only  the   identity  of  the
Participants to whose accounts such Convertible

Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices in respect of the Convertible Preferred Securities held in book-entry form shall be sent to Cede & Co. If less than all of the Convertible Preferred Securities are being redeemed, DTC will determine the amount of the interest of each Participant to be redeemed in accordance with its procedures.

    Although voting with respect to the Convertible Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Convertible Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Participants to whose accounts the Convertible Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Distributions on the Convertible Preferred Securities held in book-entry form will be made to DTC in immediately available funds. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and Indirect Participants and not of DTC, the Issuer or International Paper, subject to any statutory or regulatory require-ments as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Issuer, disbursement of such payments to Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants and Indirect Participants.

    Except as provided herein, a Beneficial Owner of an interest in a global Convertible Preferred Security will not be entitled to receive physical delivery of Convertible Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Convertible Preferred Securities.

    DTC may discontinue providing its services as securities depository with respect to the Convertible Preferred Securities at any time by giving notice to the Issuer. Under such circumstances, in the event that a successor securities depository is not obtained, Convertible Preferred Security certificates are required to be printed and delivered. Additionally, the Issuer (with the consent of International Paper) may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). In that event, certificates for the Convertible Preferred Securities will be printed and delivered. In each of the above circumstances, International Paper will appoint a paying agent with respect to the Convertible Preferred Securities.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that International Paper and the Issuer believe to be reliable, but neither International Paper nor the Issuer takes responsibility for the accuracy thereof.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Convertible Preferred Securities as represented by a Global Certificate.

PAYMENT AND PAYING AGENCY

    Payments in respect of the Convertible Preferred Securities shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable distribution dates or, in the case of Certificated Securities, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. The Paying Agent shall initially be The Bank of New York. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Issuer Trustees. In the event that The Bank of New York shall no longer be the Paying Agent, the Trustee shall appoint a successor to act as Paying Agent (which shall be a bank or trust company).

REGISTRAR, TRANSFER AGENT, PAYING AGENT AND CONVERSION AGENT

    The Bank of New York will act as registrar, transfer agent, paying agent and Conversion Agent for the Convertible Preferred Securities.

    Registration of transfers of Convertible Preferred Securities will be effected without charge by or on behalf of the Issuer, but upon payment (with the giving of such indemnity as the Issuer or International Paper may require) in respect of any tax or other government charges which may be imposed in relation to it.

    The Issuer will not be required to register or cause to be registered the transfer of Convertible Preferred Securities after such Convertible Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE TRUSTEE

    The Trustee, prior to the occurrence of a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Convertible Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Convertible Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Trustee to take any action following a Declaration Event of Default.

    International Paper and certain of its subsidiaries maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of their businesses.

GOVERNING LAW

    The Declaration and the Convertible Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

    The Issuer Trustees are authorized and directed to conduct the affairs of and to operate the Issuer in such a way that the Issuer will not be deemed to be an "investment company" required to be registered under the 1940 Act or characterized as other than a grantor trust for Federal income tax purposes and so that the Convertible Junior Subordinated Debentures will be treated as indebtedness of International Paper for United States Federal income tax purposes. In this connection, the Issuer Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Declaration that the Issuer Trustees determine in their discretion to be necessary or desirable for such purposes as long as such action does not adversely affect the interests of the holders of the Convertible Preferred Securities.

    Holders of the Convertible Preferred Securities have no preemptive rights.

                          DESCRIPTION OF THE GUARANTEE

    SET FORTH BELOW IS A SUMMARY OF INFORMATION CONCERNING THE GUARANTEE WHICH WAS EXECUTED AND DELIVERED BY INTERNATIONAL PAPER FOR THE BENEFIT OF THE HOLDERS FROM TIME TO TIME OF CONVERTIBLE PREFERRED SECURITIES. THE SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT IN ALL RESPECTS TO THE PROVISIONS OF, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE GUARANTEE. THE GUARANTEE INCORPORATES BY REFERENCE THE TERMS OF THE TRUST INDENTURE ACT. THE GUARANTEE WILL BE QUALIFIED UNDER THE TRUST INDENTURE ACT. THE BANK OF NEW YORK WILL ACT AS TRUSTEE UNDER THE GUARANTEE. THE BANK OF NEW YORK, AS THE GUARANTEE TRUSTEE, HOLDS THE GUARANTEE FOR THE BENEFIT OF THE HOLDERS OF THE CONVERTIBLE PREFERRED SECURITIES.

GENERAL

    Pursuant to the Guarantee, International Paper irrevocably and unconditionally agreed, to the extent set forth herein, to pay in full, to the holders of the Convertible Preferred Securities, the Guarantee Payments (as defined below), as and when due, regardless of any defense, right of set off or counterclaim which the Issuer may have or assert. The following payments with respect to the Convertible Preferred Securities, to the extent not paid by the Issuer (the "Guarantee Payments"), will be subject to the Guarantee (without duplication): (i) any accrued and unpaid distributions which are required to be paid on the Convertible Preferred Securities to the extent of funds of the Trust available therefor, (ii) the amount payable upon redemption of the Convertible Preferred Securities, payable out of funds of the Trust available therefor with respect to any Convertible Preferred Securities called for redemption by the Issuer and (iii) upon a liquidation of the Issuer, the lesser of (a) the aggregate of the liquidation preference and all accrued and unpaid dividends on the Convertible Preferred Securities to the date of payment and (b) the amount of assets of the Issuer remaining available for distribution to holders of Convertible Preferred Securities upon the liquidation of the Issuer. International Paper's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by International Paper to the holders of Convertible Preferred Securities or by causing the Issuer to pay such amounts to such holders.

    If International Paper fails to make interest payments on the Convertible Junior Subordinated Debentures or pay amounts payable upon the redemption, acceleration or maturity of the Convertible Junior Subordinated Debentures, the Issuer will have insufficient funds to pay distributions on or to pay amounts payable upon the redemption or repayment of the Convertible Preferred Securities. The Guarantee does not cover payment of distributions or the amount payable upon redemption or repayment in respect of the Convertible Preferred Securities when the Issuer does not have sufficient funds to pay such distributions or such amount.

    Because the Guarantee is a guarantee of payment and not of collection, holders of the Convertible Preferred Securities may proceed directly against International Paper as guarantor, rather than having to proceed against the Issuer before attempting to collect from International Paper, and International Paper waives any right or remedy to require that any action be brought against the Issuer or any other person or entity before proceeding against International Paper. Such obligations will not be discharged except by payment of the Guarantee Payments in full.

CERTAIN COVENANTS OF INTERNATIONAL PAPER

    In the Guarantee, International Paper has covenanted that, so long as any Convertible Preferred Securities remain outstanding, if at such time (i) International Paper has exercised its option to defer interest payments on the Convertible Junior Subordinated Debentures and such deferral is continuing, (ii) International Paper shall be in default with respect to its payment or other obligations under the Guarantee or (iii) there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default under the Indenture, then International Paper (a) shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than stock dividends paid by International Paper which consist of the stock of the same class as that on which the dividend is being paid), (b) shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by International Paper that rank PARI PASSU with or junior to the Convertible Junior Subordinated Debentures, and (c) shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee).

    As part of the Guarantee, International Paper has agreed that it will honor all obligations described therein relating to the conversion of the Convertible Preferred Securities into International Paper Common Stock as described in "Description of the Convertible Preferred Securities -- Conversion Rights".

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes which do not materially adversely affect the rights of holders of Convertible Preferred Securities (in which case no vote will be required), the Guarantee may be changed only with the prior approval of the holders of not less than 66 2/3% in aggregate stated liquidation preference of the outstanding Convertible Preferred Securities. The manner of obtaining any such approval of holders of the Convertible Preferred Securities will be as set forth under "Description of the Convertible Preferred Securities -- Voting Rights". All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of International Paper and shall inure to the benefit of the holders of the Convertible Preferred Securities then outstanding. Except in connection with any permitted merger or consolidation of International Paper with or into another entity or any permitted sale, transfer or lease of International Paper's assets to another entity as described below under "Description of the Convertible Junior Subordinated Debentures -- Restrictions", International Paper may not assign its rights or delegate its obligations under the Guarantee without the prior approval of the holders of at least 66 2/3% of the aggregate stated liquidation preference of the Convertible Preferred Securities then outstanding.

TERMINATION OF THE GUARANTEE

    The Guarantee will terminate as to each holder of Convertible Preferred Securities and be of no further force and effect upon (a) full payment of the applicable redemption price of such holder's Convertible Preferred Securities or
(b) the distribution of International Paper Common Stock to such holder in respect of the conversion of such holder's Convertible Preferred Securities into International Paper Common Stock and will terminate completely upon full payment of the amounts payable upon liquidation of the Issuer. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Convertible Preferred Securities must restore payment of any sums paid under such Convertible Preferred Securities or the Guarantee.

STATUS OF THE GUARANTEE; SUBORDINATION

    The Guarantee constitutes an unsecured obligation of International Paper and ranks (i) subordinate and junior in right of payment to all liabilities of International Paper, except any liabilities that may be made PARI PASSU expressly by their terms, (ii) PARI PASSU with the most senior preferred or preference stock now or hereafter issued by International Paper and with any guarantee now or hereafter entered into by International Paper in respect of any preferred or preference stock or preferred securities of any affiliate of International Paper and (iii) senior to International Paper Common Stock. The Declaration provides that each holder of Convertible Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee. Upon the bankruptcy, liquidation or winding up of International
Paper, its obligations under the Guarantee will rank junior to all its other liabilities (except as aforesaid) and, therefore, funds may not be available for payment under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, prior to the occurrence of a default, has undertaken to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Convertible Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

GOVERNING LAW

    The Guarantee is governed by and construed in accordance with the laws of the State of New York.

         DESCRIPTION OF THE CONVERTIBLE JUNIOR SUBORDINATED DEBENTURES

    SET FORTH BELOW IS A DESCRIPTION OF THE SPECIFIC TERMS OF THE CONVERTIBLE JUNIOR SUBORDINATED DEBENTURES IN WHICH THE ISSUER INVESTED WITH THE PROCEEDS OF THE ISSUANCE AND SALE OF (I) THE CONVERTIBLE PREFERRED SECURITIES AND (II) THE COMMON SECURITIES. THE FOLLOWING DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE INDENTURE DATED AS OF JULY 1, 1995 (THE "INDENTURE"), BETWEEN INTERNATIONAL PAPER AND THE BANK OF NEW YORK, AS TRUSTEE (THE "INDENTURE TRUSTEE"). THE INDENTURE WILL BE QUALIFIED UNDER THE TRUST INDENTURE ACT. WHENEVER PARTICULAR PROVISIONS OR DEFINED TERMS IN THE INDENTURE ARE REFERRED TO HEREIN, SUCH PROVISIONS OR DEFINED TERMS ARE INCORPORATED BY REFERENCE HEREIN.

    Under certain circumstances involving the dissolution of the Issuer following the occurrence of a Tax Event or Investment Company Event, Convertible Junior Subordinated Debentures may be distributed to the holders of the Convertible Preferred Securities in liquidation of the Issuer. See "Description of the Convertible Preferred Securities -- Tax Event or Investment Company Event Redemption or Distribution".

GENERAL

    The Convertible Junior Subordinated Debentures were issued as a series of Junior Subordinated Debentures under the Indenture. The Convertible Junior Subordinated Debentures were limited in aggregate principal amount to approximately 103.092784% of the aggregate stated liquidation preference of the Convertible Preferred Securities, such amount being the sum of the aggregate stated liquidation preference of the Convertible Preferred Securities and the Common Securities. The Indenture does not limit the aggregate principal amount of Junior Subordinated Debentures which may be issued thereunder.

    The   entire  principal  amount  of   the  Convertible  Junior  Subordinated
Debentures will become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest, if any, on July 20, 2025.

    The Convertible Junior Subordinated Debentures, if distributed to holders of Convertible Preferred Securities in a dissolution of the Issuer, will initially be issued as a global security to the extent of any Global Certificates at the time representing any Convertible Preferred Securities and otherwise in fully registered, certificated form. In the event that Convertible Junior Subordinated Debentures are issued in certificated form, such Convertible Junior Subordinated Debentures will be in denominations of $50 and integral multiples thereof and may be transferred or exchanged at the offices described below.

    Payments on Convertible Junior Subordinated Debentures issued as a global security will be made to DTC, as the depository for the Convertible Junior Subordinated Debentures. In the event Convertible Junior Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Convertible Junior Subordinated Debentures will be registrable and Convertible Junior Subordinated Debentures will be exchangeable for Convertible Junior Subordinated Debentures of other denominations of a like aggregate principal amount at the corporate trust office of the Indenture Trustee in The City of New York; PROVIDED that, unless the Convertible Junior Subordinated Debentures are held by the Issuer or any successor permissible under "Description of the Convertible Preferred Securities -- Merger, Consolidation or Amalgamation of the Issuer", payment of interest may be made at the option of International Paper by check mailed to the address of the persons entitled thereto.

    The Indenture does not contain any provisions that afford holders of Convertible Junior Subordinated Debentures protection in the event of a highly leveraged transaction involving International Paper. The Convertible Junior Subordinated Debentures are not entitled to the benefit of any sinking fund.

INTEREST

    Each Convertible Junior Subordinated Debenture bears interest at the rate of 5 1/4% per annum from the original date of issuance, payable quarterly in arrears on March 15, June 15, September 15 and December 15 (each, an "Interest Payment Date"), commencing September 15, 1995, to the person in whose name such Convertible Junior Subordinated Debenture is registered at the close of business on the fifteenth day immediately preceding such Interest Payment Date. Interest will compound quarterly and will accrue at the annual rate of 5 1/4% on any interest installment not paid when due.

    The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Convertible Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    International Paper shall have the right at any time during the term of the Convertible Junior Subordinated Debentures to defer interest payments from time to time for successive periods not exceeding 20 consecutive quarters for each such period. At the end of each Deferral Period, International Paper shall pay all interest then accrued and unpaid (together with interest thereon at the rate specified for the Convertible Junior Subordinated Debentures to the extent permitted by applicable law). In no event shall any Deferral Period extend beyond the maturity of the Convertible Junior Subordinated Debentures. During any Deferral Period, International Paper (i) shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than stock dividends paid by International Paper which consist of stock of the same class as that on which the dividend is being paid), (ii) shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by International Paper that rank PARI PASSU with or junior to the Convertible Junior Subordinated Debentures, and (iii) shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). Prior to the termination of any such Deferral Period, International Paper may further extend such Deferral Period; PROVIDED that such Deferral Period together with all previous and further extensions thereof may not exceed 20 consecutive quarters. Upon the termination of any Deferral Period and the payment of all amounts then due, International Paper may select a new Deferral Period, subject to the above requirements. No interest during a Deferral Period, except at the end thereof, shall be due and payable. If the Issuer shall be the sole holder of the Convertible Junior Subordinated Debentures, International Paper shall give the Issuer notice of its selection of such Deferral Period at least one Business Day prior to the earlier of (i) the date the distributions on the Convertible Preferred Securities are payable or
(ii) the date the Issuer is required to give notice to any applicable self-regulatory organization or to holders of the Convertible Preferred Securities of the record date or the date such distribution is payable, but in any event not less than ten Business Days prior to such record date.
International Paper shall cause the Issuer to give notice of International Paper's selection of such Deferral Period to the holders of the Convertible Preferred Securities. If the Issuer shall not be the sole holder of the Convertible Junior Subordinated Debentures, International Paper shall give the holders of the Convertible Junior Subordinated Debentures notice of its selection of such Deferral Period at least ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date International Paper is required to give notice to any applicable self-regulatory organization or to holders of the Convertible Junior Subordinated Debentures of the record or payment date of such related interest payment, but in any event not less than two Business Days prior to such record date.

ADDITIONAL INTEREST

    If the Issuer would be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, International Paper will pay as additional interest ("Additional Interest") such amounts as shall be required so that the net amounts received and retained by the Issuer after paying any such taxes, duties, assessments or governmental charges will be not less than the amounts the Issuer would have received had no such taxes, duties, assessments or governmental charges been imposed.

CONVERSION OF THE CONVERTIBLE JUNIOR SUBORDINATED DEBENTURES

    The Convertible Junior Subordinated Debentures are convertible into International Paper Common Stock at the option of the holders of the Convertible Junior Subordinated Debentures at any time at the initial conversion price set forth on the cover page of this Prospectus subject to the conversion price adjustments described under "Description of the Convertible Preferred Securities -- Conversion Rights". The Issuer has agreed not to convert Convertible Junior Subordinated Debentures held by it except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Convertible Preferred Securities. Upon surrender of a Convertible Preferred Security to the Conversion Agent for conversion, the Issuer will distribute $50 principal amount of the Convertible Junior Subordinated Debentures to the Conversion Agent on behalf of the holder of the Convertible Preferred Securities so converted, whereupon the Conversion Agent will convert such Convertible Junior Subordinated Debentures to International Paper Common Stock on behalf of such holder. International Paper's delivery to the holders of the Convertible Junior Subordinated Debentures (through the Conversion Agent) of the fixed number of shares of International Paper Common Stock into which the Convertible Junior Subordinated Debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to satisfy International Paper's obligation to pay the principal amount of the Convertible Junior Subordinated Debentures so converted, and the accrued and unpaid interest thereon attributable to the period from the last date to which interest has been paid or duly provided for; PROVIDED, HOWEVER, that if any Convertible Junior Subordinated Debenture is converted after a record date for payment of interest, the interest payable on the related interest payment date with respect to such Convertible Junior Subordinated Debenture shall be paid to the Issuer (which will distribute such interest to the converting holder) or other holder of Convertible Junior Subordinated Debentures, as the case may be, despite such conversion.

OPTIONAL REDEMPTION

    International Paper shall have the right to redeem the Convertible Junior Subordinated Debentures, in whole or in part, at any time or from time to time after June 30, 1999, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to $51.58 per $50 principal amount of the Convertible Junior Subordinated Debentures to be redeemed plus any accrued and unpaid interest, including Additional Interest, if any, to the redemption date, if redeemed on or before June 30, 2000, and at the following redemption prices per $50 principal amount of Convertible Junior Subordinated Debentures, if redeemed during the 12-month period ending June 30:

                                                                PRICE PER $50
                                                                  PRINCIPAL
YEAR                                                               AMOUNT
--------------------------------------------------------------  -------------
2001..........................................................     $51.31
2002..........................................................      51.05
2003..........................................................      50.79
2004..........................................................      50.53
2005..........................................................      50.26

and  thereafter  at  $50  per   $50  principal  amount  of  Convertible   Junior
Subordinated Debentures plus, in each case, accrued and unpaid interest, including Additional Interest, if any, to the redemption date.

    In the event of any redemption in part, International Paper shall not be required to (i) issue, register the transfer of or exchange any Convertible Junior Subordinated Debenture during a period beginning at the opening of business 15 days before any selection for redemption of Convertible Junior Subordinated Debentures and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of Convertible Junior Subordinated Debentures to be so redeemed and (ii) register the transfer of or exchange any Convertible Junior Subordinated
Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any Convertible Junior Subordinated Debenture being redeemed in part.

SUBORDINATION

    The Indenture provides that the Convertible Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness of International Paper as provided in the Indenture. No payment of principal of (including redemption payments), or interest on, the Convertible Junior Subordinated Debentures may be made (i) if any Senior Indebtedness is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or (ii) if the maturity of any Senior Indebtedness has been accelerated because of a default. Upon any distribution of assets of International Paper to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before the holders of the Convertible Junior Subordinated Debentures are entitled to receive or retain any payment. In the event that, notwithstanding the foregoing, any payment or distribution of cash, property or securities shall be received or collected by a holder of the Convertible Junior Subordinated Debentures in contravention of the foregoing provisions, such payment or distribution shall be held for the benefit of and shall be paid over to the holders of Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instrument evidencing Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay in full all Senior Indebtedness then due, after giving effect to any concurrent payment to the holders of Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness, the rights of the holders of the Convertible Junior Subordinated Debentures will be subrogated to the rights of the holders of Senior
Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Convertible Junior Subordinated Debentures are paid in full.

    The  term "Senior Indebtedness" shall mean in respect of International Paper
(i) the principal, premium, if any, and interest in respect of (A) indebtedness of such obligor for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by such obligor, (ii) all capital lease obligations of such obligor, (iii) all obligations of such obligor issued or assumed as the deferred purchase price of property, all conditional sale obligations of such obligor and all obligations of such obligor under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (iv) all obligations of such obligor for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction, (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which such obligor is responsible or liable as obligor, guarantor or otherwise, and
(vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of such obligor (whether or not such obligation is assumed by such obligor), except for (1) any such indebtedness that is by its terms subordinated to or PARI PASSU with the Convertible Junior Subordinated Debentures and (2) any indebtedness (including all other debt securities and guarantees in respect of those debt securities) initially issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with International Paper that is, directly or indirectly, a financing vehicle of International Paper (a "Financing Entity") in connection with the issuance by such Financing Entity of preferred securities or other similar securities. Such Senior

Indebtedness shall  continue  to be  Senior  Indebtedness and  entitled  to  the
benefits   of  the  subordination  provisions  irrespective  of  any  amendment, modification or waiver of any term of such Senior Indebtedness.

    The Indenture does  not limit  the aggregate amount  of Senior  Indebtedness
International Paper may issue. At June 30, 1995, Senior Indebtedness of International Paper aggregated approximately $7.2 billion. See "Capitalization".

CERTAIN COVENANTS

    If (i) there shall have occurred any event that would constitute an Event of Default, (ii) International Paper shall be in default with respect to its payment of any obligations under the Guarantee, or (iii) International Paper shall have given notice of its election to defer payments of interest on the Convertible Junior Subordinated Debentures by extending the interest payment period as provided in the Indenture and such period, or any extension thereof, shall be continuing, then International Paper (a) shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than stock dividends paid by International Paper which consist of stock of the same class as that on which the dividend is being paid), (b) shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by International Paper that rank PARI PASSU with or junior to the Convertible Junior Subordinated Debentures, and
(c) shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee).

    International Paper has agreed (i) to directly or indirectly maintain 100% ownership of the Common Securities of the Trust; PROVIDED, HOWEVER, that any permitted successor of International Paper under the Indenture may succeed to International Paper's ownership of such Common Securities and (ii) to use its reasonable efforts to cause the Trust (x) to remain a statutory business trust, except in connection with the distribution of Convertible Junior Subordinated Debentures to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (y) to otherwise continue to be classified as a grantor trust for United States Federal income tax purposes.

RESTRICTIONS

    The Indenture provides that International Paper shall not consolidate with or merge with or into any other corporation, or, directly or indirectly, convey, transfer or lease all or substantially all of the properties and assets of International Paper on a consolidated basis to any Person, unless either International Paper is the continuing corporation or such corporation or Person assumes by supplemental indenture all the obligations of International Paper under the Indenture and the Convertible Junior Subordinated Debentures, no default or Event of Default shall exist immediately after the transaction, and the surviving corporation or such Person is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia.

EVENTS OF DEFAULT

    The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to the Convertible Junior Subordinated Debentures: (i) failure for 30 days to pay interest on the Convertible Junior Subordinated Debentures, including any Additional Interest in respect thereof, when due; or (ii) failure to pay principal of or premium, if any, on the Convertible Junior Subordinated Debentures when due whether at maturity, upon redemption, by declaration or otherwise; or (iii) failure by International Paper to deliver shares of International Paper Common Stock upon an election by a holder of Convertible Preferred Securities to convert such Convertible Preferred Securities; or (iv) failure to observe or perform any other covenant contained in the Indenture for 90 days after notice; or (v) the dissolution, winding up or termination of the Issuer, except in connection with the distribution of Convertible Junior Subordinated Debentures to the holders of Convertible Preferred Securities in liquidation of the Issuer and in connection with certain mergers, consolidations or amalgamations permitted by the Declaration; or (vi) certain events in bankruptcy, insolvency or reorganization of International Paper.

    The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Convertible Junior Subordinated Debentures may declare the principal of and interest (including any Additional Interest) on the Convertible Junior Subordinated Debentures due and payable immediately on the occurrence of an Event of Default; PROVIDED, HOWEVER, that, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Convertible Junior Subordinated Debentures may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "-- Modification of the Indenture".

    The Trustee is the initial holder of the Convertible Junior Subordinated Debentures. However, while the Convertible Preferred Securities are outstanding, the Trustee has agreed not to waive an Event of Default with respect to the Convertible Junior Subordinated Debentures without the consent of holders of 66 2/3% in aggregate liquidation preference of the Convertible Preferred Securities then outstanding.

    A default under any other indebtedness of International Paper or the  Issuer
would   not  constitute  an  Event  of  Default  under  the  Convertible  Junior
Subordinated Debentures.

    Subject to the provisions of the Indenture relating to the duties of the Indenture Trustee in case an Event of Default shall occur and be continuing, the Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of Convertible Junior Subordinated Debentures, unless such holders shall have offered to the Indenture Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Indenture Trustee, the holders of a majority in aggregate principal amount of the Convertible Junior Subordinated Debentures then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee with respect to such series.

    No holder of any Convertible Junior Subordinated Debenture will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Indenture Trustee written notice of a continuing Event of Default and, if the Issuer is not the sole holder of Convertible Junior Subordinated Debentures, unless the holders of at least 25% in aggregate principal amount of the Convertible Junior Subordinated Debentures then outstanding shall also have made written request, and offered reasonable indemnity, to the Indenture Trustee to institute such proceeding as Indenture Trustee, and the Indenture Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Convertible Junior Subordinated Debentures a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Convertible Junior Subordinated Debenture for enforcement of payment of the principal of or interest on such Convertible Junior Subordinated Debenture on or after the respective due dates expressed in such Convertible Junior Subordinated Debenture.

    The holders of a majority in aggregate outstanding principal amount of all series of the Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures of such series, waive any past default, except a default in the payment of principal, premium, if any, or interest. International Paper is required to file annually with the Indenture Trustee and the Trustee a certificate as to whether or not International Paper is in compliance with all the conditions and covenants under the Indenture.

MODIFICATION OF THE INDENTURE

    The Indenture contains provisions permitting International Paper and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the Junior Subordinated Debentures of each series which are affected by the modification, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of Junior Subordinated Debentures; PROVIDED that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture affected thereby, (i) extend the fixed maturity of any Junior Subordinated Debentures of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, or adversely affect the right to convert convertible Junior Subordinated Debentures, without the consent of the holder of each Junior Subordinated Debenture so affected, or (ii) reduce the percentage of Junior Subordinated Debentures, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Junior Subordinated Debenture then outstanding and affected thereby.

    In addition, International Paper and the Indenture Trustee may execute, without the consent of any holder of Convertible Junior Subordinated Debentures, any supplemental indenture for certain other usual purposes including the creation of any new series of Junior Subordinated Debentures.

SETOFF

    Notwithstanding anything contained to the contrary in the Indenture, International Paper shall have the right to set off any payment with respect to the Convertible Junior Subordinated Debentures it is otherwise required to make thereunder with and to the extent International Paper has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

GOVERNING LAW

    The Indenture and the Convertible Junior Subordinated Debentures is governed by, and construed in accordance with, the laws of the State of New York.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

    The Indenture Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Convertible Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                        EFFECT OF OBLIGATIONS UNDER THE
          CONVERTIBLE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

    As set forth in the Declaration, the sole purpose of the Issuer is to issue the Trust Securities and use the proceeds thereof to purchase from International Paper the Convertible Junior Subordinated Debentures.

    As long as payments of interest and other payments are made when due on the Convertible Junior Subordinated Debentures, such payments will be sufficient to cover distributions and payments due on the Convertible Preferred Securities primarily because (i) the aggregate principal amount of Convertible Junior Subordinated Debentures will be equal to the sum of the aggregate stated liquidation preference of the Convertible Preferred Securities and the Common Securities; (ii) the interest rate and interest and other payment dates on the Convertible Junior Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Convertible Preferred Securities;
(iii) the Indenture provides that International Paper, as issuer of the Convertible Junior

Subordinated Debentures, shall pay for all, and the Issuer shall not be obligated to pay, directly or indirectly, for any, costs and expenses of the Issuer; and (iv) the Declaration further provides that the holders of Common Securities and the Issuer Trustees shall not cause or permit the Issuer to, among other things, engage in any activity that is not consistent with the purposes of the Issuer.

    If International Paper fails to make interest or other payments on the Convertible Junior Subordinated Debentures when due, the Declaration provides a mechanism whereby the holders of the Convertible Preferred Securities may (i) appoint a Special Trustee and (ii) direct the Trustee to enforce its rights under the Convertible Junior Subordinated Debentures. If the Trustee fails to enforce its rights under the Convertible Junior Subordinated Debentures, a holder of Convertible Junior Subordinated Debentures may, after a holder makes written request to the Trustee to enforce such rights, institute a legal proceeding directly against International Paper to enforce the Trustee's right under the Convertible Junior Subordinated Debentures without first instituting any legal proceeding against the Trustee or any other person or entity.

    Payments of distributions and other payments due on the Convertible Preferred Securities out of moneys held by the Issuer are guaranteed by International Paper to the extent set forth under "Description of the Guarantee". If International Paper fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Convertible Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. If the Guarantee Trustee fails to enforce the Guarantee, a holder of a Convertible Preferred Security may, after such holder makes written request to the Guarantee Trustee to enforce the Guarantee, institute a legal proceeding directly against International Paper to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer or any other person or entity.

    International Paper's obligations under the Declaration, the Guarantee, the Indenture and the Convertible Junior Subordinated Debentures in the aggregate provide a full and unconditional guarantee on a subordinated basis by International Paper of payments due on the Convertible Preferred Securities.

                DESCRIPTION OF INTERNATIONAL PAPER CAPITAL STOCK

    The authorized capital stock of International Paper consists of (i) 400,000,000 shares of International Paper Common Stock, (ii) 400,000 shares of cumulative $4 preferred stock, without par value (the International Paper $4 Preferred Stock) and (iii) 8,750,000 shares of serial preferred stock, $1.00 par value per share (the "International Paper Serial Preferred Stock" and, together with the International Paper $4 Preferred Stock, the "International Paper Preferred Stock").

    At July 31, 1995, after adjusting for the Stock Split, there were outstanding (a) 254,578,206 shares of International Paper Common Stock (as well as the same number of International Paper Common Share Purchase Rights (the "Rights") to purchase International Paper Common Stock pursuant to the Rights Agreement), (b) employee stock options to purchase an aggregate of approximately 8,679,116 shares of International Paper Common Stock and (c) 15,780 shares of International Paper $4 Preferred Stock. In addition, approximately 5,824,800 shares of International Paper Common Stock were issued upon conversion of International Paper's convertible subordinated debentures. See "Recent Developments".

DESCRIPTION OF INTERNATIONAL PAPER COMMON STOCK

    GENERAL.    Subject  to  the  rights  of  the  holders  of  any  shares   of
International Paper Preferred Stock which may at the time be outstanding, holders of International Paper Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor.

    The holders of International Paper Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of International Paper Common Stock are entitled to receive, upon any liquidation of International

Paper, all remaining assets available for distribution to shareholders after satisfaction of International Paper's liabilities and the preferential rights of any preferred stock that may then be issued and outstanding. The outstanding shares of International Paper Common Stock are, and the shares which may be acquired upon conversion of the Convertible Preferred Securities will be, fully paid and nonassessable. The holders of International Paper Common Stock have no preemptive, conversion or redemption rights. The International Paper Common Stock is listed on the New York Stock Exchange. The registrar and transfer agent for the International Paper Common Stock is Chemical Bank.

    CERTAIN PROVISIONS. International Paper's Restated Certificate of Incorporation (the "International Paper Restated Certificate of Incorporation") contains provisions which: (1) divide the Board of Directors into three classes of as nearly equal size as possible, with Directors in each class being elected for terms of three years; (2) require the affirmative vote of 80% of the outstanding shares of voting stock to remove any Director except for cause; (3) require the affirmative vote of (a) 80% of the outstanding shares of voting stock and (b) a majority of the voting stock not owned by an Interested Stockholder (an owner of 10% or more of voting power) to approve any Business Combination (as such term is defined in the International Paper Restated Certificate of Incorporation) with an Interested Stockholder unless (x) the Business Combination shall have been approved by the Board of Directors at a time when Disinterested Directors (those directors unaffiliated with an Interested Stockholder who were either on the Board of Directors prior to the time the Interested Stockholder became an Interested Stockholder or succeeded a Disinterested Director and were recommended for a nomination or election by a majority of the Disinterested Directors) constitute a majority of the entire Board of Directors or (y) in the case of a Business Combination involving the payment of consideration to holders of capital stock, certain conditions concerning the adequacy of the consideration are met; (4) require the affirmative vote of 80% of the outstanding shares of voting stock to amend or repeal those provisions of the International Paper Restated Certificate of Incorporation described in clauses (1) and (2) above; and (5) require the affirmative vote of (x) 80% of the outstanding shares of voting stock and (y) a majority of the voting stock not owned by an Interested Stockholder, to approve any proposal made by such Interested Stockholder to amend or repeal those provisions of International Paper's Restated Certificate of Incorporation described in clause (3) above, unless such proposal is recommended by the Board of Directors at a time when Disinterested Directors constitute a majority of the entire Board of Directors.

    The overall effect of these provisions may be to deter or discourage hostile takeover attempts by making it more difficult for a person who has gained a substantial equity interest in International Paper effectively to exercise control.

DESCRIPTION OF INTERNATIONAL PAPER PREFERRED STOCK

    The following summary contains a description of certain general terms of the International Paper Preferred Stock. The description of certain provisions of the International Paper Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the International Paper Restated Certificate of Incorporation, and the Certificate of Designation (the "Certificate of Designation") relating to each particular series of International Paper Preferred Stock.

    GENERAL. Under the International Paper Restated Certificate of Incorporation, the Board of Directors of International Paper is authorized, without further stockholder action, to provide for the issuance of up to 8,750,000 shares of International Paper Serial Preferred Stock. The International Paper Serial Preferred Stock may be issued in one or more series, with such designations of titles; dividend rates; any redemption provisions; special or relative rights in the event of liquidation, dissolution, distribution or winding up of International Paper; any sinking fund provisions; any conversion provisions; any voting rights thereof; and any other preferences, privileges, powers, rights, qualifications, limitations and restrictions, as shall be set forth as and when established by the Board of Directors of International Paper. The shares of any series of International Paper Serial Preferred Stock will be, when issued, fully paid and nonassessable and holders thereof will have no preemptive rights in connection therewith.

    RANK. Any series of International Paper Preferred Stock will, with respect to rights on liquidation, winding up and dissolution, rank (i) senior to all classes of International Paper Common Stock and to all equity securities issued by International Paper, the terms of which specifically provide that such equity securities will rank junior to such series of International Paper Preferred Stock (the "International Paper Junior Liquidation Securities"); (ii) on a parity with all equity securities issued by International Paper, the terms of which specifically provide that such equity securities will rank on a parity with such series of International Paper Preferred Stock ("International Paper Parity Liquidation Securities"), and (iii) junior to all equity securities issued by International Paper, the terms of which specifically provide that such equity securities will rank senior to such series of International Paper Preferred Stock (the Senior Liquidation Securities). In addition, any series of International Paper Preferred Stock will, with respect to dividend rights, rank
(i) senior to all equity securities issued by International Paper, the terms of which specifically provide that such equity securities will rank junior to such series of International Paper Preferred Stock and, to the extent provided in the applicable Certificate of Designation, to International Paper Common Stock, (ii) on a parity with all equity securities issued by International Paper, the terms of which specifically provide that such equity securities will rank on a parity with such series of International Paper Preferred Stock and, to the extent provided in the applicable Certificate of Designation, to International Paper Common Stock ("International Paper Parity Dividend Securities") and (iii) junior to all equity securities issued by International Paper, the terms of which specifically provide that such equity securities will rank senior to such series of International Paper Preferred Stock. As used in any Certificate of Designation for these purposes, the term "equity securities" will not include debt securities convertible into or exchangeable for equity securities.

                             UNITED STATES TAXATION

GENERAL

    The following is a summary of certain of the material United States Federal income tax consequences of the purchase, ownership, disposition and conversion of Convertible Preferred Securities. Unless otherwise stated, this summary deals only with Convertible Preferred Securities held as capital assets by holders who purchase the Convertible Preferred Securities upon original issuance. It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Convertible Preferred Securities as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. Dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Convertible Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Convertible Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

CLASSIFICATION OF THE CONVERTIBLE JUNIOR SUBORDINATED DEBENTURES

    In connection with the issuance of the Convertible Junior Subordinated Debentures, Skadden, Arps, Slate, Meagher & Flom, special counsel to International Paper and the Trust, rendered its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Convertible Junior Subordinated Debenture Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Convertible Junior Subordinated Debentures held by the Trust will be classified for United States Federal income tax purposes as indebtedness of International Paper.

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
CLASSIFICATION OF THE TRUST

    In connection with the issuance of the Convertible Preferred Securities, Skadden, Arps, Slate, Meagher & Flom, special counsel to International Paper and the Trust, rendered its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Declaration and the Convertible Junior Subordinated Debenture Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Trust will be classified for United States Federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States Federal income tax purposes, each holder of Convertible Preferred Securities generally will be considered the owner of an undivided interest in the Convertible Junior Subordinated Debentures, and each holder will be required to include in its gross income any original issue discount ("OID") accrued with respect to its allocable share of those Convertible Junior Subordinated Debentures.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

    Because International Paper has the option, under the terms of the Convertible Junior Subordinated Debentures, to defer payments of interest by extending interest payment periods for up to 20 quarters, all of the stated interest payments on the Convertible Junior Subordinated Debentures will be treated as "original issue discount". Holders of debt instruments issued with OID must include that discount in income on an economic accrual basis before the receipt of cash attributable to the interest, regardless of their method of tax accounting. Generally, all of a holder's taxable interest income with respect to the Convertible Junior Subordinated Debentures will be accounted for as OID. Actual payments and distributions of stated interest will not, however, be separately reported as taxable income. The amount of OID that accrues in any quarter will approximately equal the amount of the interest that accrues on the Convertible Junior Subordinated Debentures in that quarter at the stated interest rate. In the event that the interest payment period is extended, holders will continue to accrue OID approximately equal to the amount of the interest payment due at the end of the extended interest payment period on an economic accrual basis over the length of the extended interest payment period.

    Because income on the Convertible Preferred Securities will constitute OID, corporate holders of Convertible Preferred Securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Convertible Preferred Securities.

MARKET DISCOUNT AND BOND PREMIUM

    Holders of Convertible Preferred Securities other than a holder who purchased the Convertible Preferred Securities upon original issuance may be considered to have acquired their undivided interests in the Convertible Junior Subordinated Debentures with market discount or acquisition premium as such phrases are defined for United States Federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Convertible Preferred Securities.

RECEIPT OF CONVERTIBLE JUNIOR SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF THE ISSUER

    Under certain circumstances, as described under the caption "Description of the Preferred Securities -- Tax Event or Investment Company Event Redemption or Distribution", Convertible Junior Subordinated Debentures may be distributed to holders in exchange for the Convertible Preferred Securities and in liquidation of the Trust. Under current law, such a distribution to holders, for United States Federal income tax purposes, would be treated as a nontaxable event to each holder, and each holder would receive an aggregate tax basis in the Convertible Junior Subordinated Debentures equal to such holder's aggregate tax basis in its Convertible Preferred Securities. A holder's holding period in the Convertible Junior Subordinated Debentures so received in liquidation of the Trust would include the period during which the Convertible Preferred Securities were held by such holder. If, however, the related Special Event is a Tax Event which results in the Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the Convertible Preferred Securities.

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
    Under certain circumstances described herein (see "Description of the Convertible Preferred Securities"), the Convertible Junior Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Convertible Preferred Securities. Under current law, such a redemption would, for United States Federal income tax purposes, constitute a taxable disposition of the redeemed Convertible Preferred Securities, and a holder would recognize gain or loss as if it sold such redeemed Convertible Preferred Securities for cash. See "-- Disposition of Convertible Preferred Securities."

DISPOSITION OF CONVERTIBLE PREFERRED SECURITIES

    A holder that sells Convertible Preferred Securities will recognize gain or loss equal to the difference between the amount realized on the sale of the Convertible Preferred Securities and the holder's adjusted tax basis in such Convertible Preferred Securities. A holder's adjusted tax basis in the Convertible Preferred Securities generally will be its initial purchase price increased by OID previously includible in such holder's gross income to the date of disposition and decreased by payments received on the Convertible Preferred Securities to the date of disposition. Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the Convertible Preferred Securities have been held for more than one year at the time of sale.

    The Convertible Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Convertible Junior Subordinated Debentures. A holder who disposes of or converts his Convertible Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Convertible Junior Subordinated Debentures through the date of disposition in income as ordinary income, and to add such amount to his adjusted tax basis in his PRO RATA share of the underlying Convertible Junior Subordinated Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which basis will include, in the form of OID, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States Federal income tax purposes.

EXCHANGE OF CONVERTIBLE PREFERRED SECURITIES FOR INTERNATIONAL PAPER COMMON
STOCK

    A Preferred Securityholder will not recognize gain or loss upon the exchange, through the Conversion Agent, of Convertible Preferred Securities for a proportionate share of the Convertible Junior Subordinated Debentures held by the Issuer.

    A Preferred Securityholder will not recognize income, gain or loss upon the conversion, through the Conversion Agent, of Convertible Junior Subordinated Debentures into International Paper Common Stock. A Preferred Securityholder will, however, recognize gain upon the receipt of cash in lieu of a fractional share of International Paper Common Stock equal to the amount of cash received less the Preferred Securityholder's tax basis in such fractional share. A Preferred Securityholder's tax basis in the International Paper Common Stock received upon exchange and conversion should generally be equal to the Preferred Securityholder's tax basis in the Convertible Preferred Securities delivered to the Conversion Agent for exchange less the basis allocated to any fractional share for which cash is received and a Preferred Securityholder's holding period in the International Paper Common Stock received upon exchange and conversion should generally begin on the date the Preferred Securityholder acquired the Convertible Preferred Securities delivered to the Conversion Agent for exchange.

ADJUSTMENT OF CONVERSION PRICE

    Treasury Regulations promulgated under Section 305 of the Code would treat holders of Convertible Preferred Securities as having received a constructive distribution from International Paper in the event the conversion ratio of the Convertible Junior Subordinated Debentures were adjusted if (i) as a result of such adjustment, the proportionate interest (measured by the quantum of International Paper Common Stock into or for which the Convertible Junior Subordinated Debentures are convertible or exchangeable) of the holders of the Preferred Securities in the assets or earnings and profits of International Paper were increased, and (ii) the adjustment was not made pursuant to a bona fide, reasonable antidilution formula. An adjustment in the conversion ratio would not be considered made pursuant to such a formula if the adjustment was made to compensate for certain taxable distributions with respect to the International Paper Common Stock. Thus, under certain circumstances, a reduction in the conversion price for the holders may result in deemed dividend income to holders to the extent of the current or accumulated earnings and profits of International Paper. Holders of the Convertible Preferred Securities would be required to include their allocable share of such deemed dividend income in gross income but will not receive any cash related thereto.

UNITED STATES ALIEN HOLDERS

    For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a non-resident alien individual, a foreign partnership, or a nonresident fiduciary of a foreign estate or trust.

    Under present United States Federal income tax law, (i) payments by the Trust or any of its paying agents to any holder of a Convertible Preferred Security who or which is a United States Alien Holder will not be subject to withholding of United States Federal income tax; provided that, (a) the beneficial owner of the Convertible Preferred Security does not actually or constructively (including by virtue of its interest in the underlying Convertible Junior Subordinated Debentures) own 10% or more of the total combined voting power of all classes of stock of International Paper entitled to vote, (b) the beneficial owner of the Convertible Preferred Security is not a controlled foreign corporation that is related to International Paper through stock ownership, and (c) either (A) the beneficial owner of the Convertible Preferred Security certifies to the Trust or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Convertible Preferred Security in such capacity, that certifies to the Trust or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof; and (ii) a United States Alien Holder of a Convertible Preferred Security will not be subject to withholding of United States Federal income tax on any gain realized upon the sale or other disposition of a Convertible Preferred Security.

    If a United States Alien Holder is treated as receiving a deemed dividend as a result of an adjustment of the conversion price of the Convertible Junior Subordinated Debentures, as described above under "Adjustment of Conversion Price", such deemed dividend will be subject to United States Federal withholding tax at a 30% (or lower treaty) rate.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Subject to the qualifications discussed below, income on the Convertible Preferred Securities will be reported to holders on Forms 1099, which forms should be mailed to holders of Preferred Securities by January 31 following each calendar year.

    The Trust will be obligated to report annually to Cede & Co., as holder of record of the Convertible Preferred Securities, the OID related to the Convertible Junior Subordinated Debentures that accrued during the year. The Trust currently intends to report such information on Form 1099 prior to January 31 following each calendar year even though the Trust is not legally required to report to record holders until April 15 following each calendar year. The Placing Agents have indicated to the Trust that, to the extent that they hold Convertible Preferred Securities as nominees for beneficial holders, they currently expect to report to such beneficial holders on Forms 1099 by January 31 following each calendar year. Under current law, holders of Convertible Preferred Securities who hold as nominees for beneficial holders will not have any obligation to report information regarding the beneficial holders to the Trust. The Trust, moreover, will not have any obligation to report to beneficial holders who are not also record holders. Thus, beneficial holders of Convertible Preferred

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
Securities who hold their Convertible Preferred Securities through the Placing Agents will receive Forms 1099 reflecting the income on their Convertible Preferred Securities from such nominee holders rather than the Trust.

    Payments made on, and proceeds from the sale of, the Convertible Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's United States Federal income tax, provided the required information is provided to the Internal Revenue Service.

    THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CONVERTIBLE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                              ERISA CONSIDERATIONS

    Generally, employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), or Section 4975 of the Code
("Plans"), may purchase Convertible Preferred Securities, subject to the investing fiduciary's determination that the investment in Convertible Preferred Securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the Plan.

    In any case, International Paper and/or any of its affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Code) with respect to certain plans (generally, Plans maintained or sponsored by, or contributed to by, any such persons). The acquisition and ownership of Convertible Preferred Securities by a Plan (or by an individual retirement arrangement or other Plans described in Section 4975(e)(i) of the Code) with respect to which International Paper or any of its affiliates is considered a party in interest or a disqualified person, may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Convertible Preferred Securities are acquired pursuant to and in accordance with an applicable exemption.

    As a result, Plans with respect to which International Paper or any of its affiliates is a party in interest or a disqualified person should not acquire Convertible Preferred Securities. Any other Plans or other entities whose assets include Plan assets subject to ERISA proposing to acquire Convertible Preferred Securities should consult with their own ERISA counsel.

                                SELLING HOLDERS

    The Convertible Preferred Securities were originally issued by the Trust and sold by CS First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and PaineWebber Incorporated (the "Initial Purchasers"), in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act), to certain qualified institutional buyers acting on behalf of institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act or outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. The Selling Holders may from time to time offer and sell pursuant to this Prospectus any or all of the Convertible Preferred Securities, any Convertible Junior Subordinated Debentures and International Paper Common Stock issued upon conversion of the Convertible Preferred Securities. The term Selling Holder includes the holders listed below and the beneficial owners of the Convertible Preferred Securities and their transferees, pledgees, donees or other successors.

    The following table sets forth information with respect to the Selling Holders and the respective number of Convertible Preferred Securities beneficially owned by each Selling Holder that may be offered pursuant to this Prospectus. Such information has been obtained from the Selling Holders and the Property Trustee. CS First Boston Corporation, an affiliate of Credit Suisse London Nominees Ltd., maintains ongoing business relationships with International Paper and in connection therewith provides investment banking and investment advisory services for which it receives customary fees. Brinson Partners, Inc., an indirect wholly owned subsidiary of Swiss Bank Corporation and an affiliate of SBC Capital Markets, Inc., provides investment management services for certain pension plans of International Paper for which it receives customary fees.

                                                                  NUMBER OF
                                                                 CONVERTIBLE
                                                                  PREFERRED
SELLING HOLDER                                                   SECURITIES
---------------------------------------------------------------  -----------
 1. SBC CAPITAL MARKETS, INC. ..................................     290,000
 2. THE TCW GROUP, INC. ........................................     272,600
 3. PRESIDENT AND FELLOWS OF HARVARD COLLEGE ...................     175,000
 4. ICI AMERICAS ZENECA HOLDINGS PENSION .......................     160,000
 5. LUTHERAN BROTHERHOOD........................................     125,000
 6. PHOENIX INCOME AND GROWTH FUND .............................     120,000
 7. PAINE WEBBER GROWTH AND INCOME FUND, A SERIES OF PAINE
    WEBBER AMERICA FUND........................................      102,000
 8. MORGAN STANLEY & CO., INC...................................      85,000
 9. SELIGMAN INCOME FUND, INC...................................      80,000
10. SWISS BANK CORPORATION (LONDON OFFICE
    NOMINEES) LIMITED..........................................       60,000
11. MSS NOMINEES LTD............................................      55,000
12. BAII ASSET MANAGEMENT LTD. HOLDING ON BEHALF OF CLIENTS.....      50,000
13. ISELIN CORPORATION..........................................      50,000
14. NCB TRUST LIMITED BEAR......................................      47,500
15. NORTHSTAR ADVANTAGE INCOME FUND.............................      40,000
16. NYKREDIT BANK A/S...........................................      40,000
17. BIKUBEN.....................................................      40,000
18. SELIGMAN COMMON STOCK FUND, INC.............................      40,000
19. HANOVER NOMINEES LTD........................................      35,000
20. CONVERTIBLE FUND SERIES.....................................      32,500
21. CREDIT SUISSE LONDON NOMINEES LTD.
    FOR THE ACCOUNT OF CUSTOMERS...............................       32,500
22. BT GLOBENET NOMINEES LTD....................................      30,000
23. OCM CONVERTIBLE TRUST.......................................      26,700
24. CS FIRST BOSTON CORPORATION.................................      25,000

25. NATWEST DIMSDALES NOMINEE LTD...............................      25,000
26. TRUST COMPANY OF THE WEST...................................      22,900
27. TRUST COMPANY OF THE WEST AS TRUSTEE OF
    THE TCW CONVERTIBLE STRATEGY FUND..........................       20,200
28. GENERALE BANK...............................................      20,000
29. PHOENIX MUTUAL LIFE -- GENERAL ACCOUNT......................      20,000
30. UNIBANK.....................................................      20,000
31. MINERVA NOMINEES LTD........................................      20,000
32. NCB TRUST LIMITED...........................................      20,000
33. NATWEST CROMPTON NOMINEE LTD................................      20,000
34. DELTA AIR LINES, INC. MASTER TRUST..........................      17,000
35. BBL FRANCE..................................................      15,500
36. CHAMPION WORLDWIDE HOLDINGS LTD.............................      15,000
37. TENDENCIA OVERSEAS FUND LTD.................................      15,000
38. MASSACHUSETTS PENSION RESERVES INVESTMENT MANAGEMENT
    BOARD......................................................       12,200
39. STATE STREET NOMINEES LTD...................................      12,000
40. TWC ASSET MANAGEMENT COMPANY................................      11,300
41. VIDACOS NOMINEES LTD........................................      10,000
42. SCHRODER NOMINEES LTD.......................................      10,000
43. ASSICURAZIONI GENERALI SPA..................................      10,000
44. TCW ASSET MANAGEMENT COMPANY AS INVESTMENT ADVISER
    TO THE TCW CONVERTIBLE VALUE LIMITED PARTNERSHIP...........        9,600
45. DAVIS CONVERTIBLE SECURITIES FUND...........................       9,200
46. BARCLAYS NOMINEES (GRACECHURCH) LTD.........................       8,400
47. TCW ASSET MANAGEMENT COMPANY................................       8,200
48. NATWEST PARRS NOMINEE LTD...................................       7,500
49. TCW ASSET MANAGEMENT COMPANY AS INVESTMENT ADVISER
    TO THE NORTH DAKOTA STATE INVESTMENT BOARD --
    STATE LAND BOARD...........................................        7,200
50. MEES PIERSON NOMINEES (GUERNSEY) LTD........................       6,500
51. STATE EMPLOYEES' RETIREMENT FUND OF THE STATE OF DELAWARE...       6,100
52. JASON & ARGO PARTNERS LTD...................................       5,000
53. MIRGLIP NOMINEES LTD........................................       4,000
54. SE BANKEN FONDER AB.........................................       3,600
55. GROWTH AND INCOME PORTFOLIO, A SERIES OF PAINE WEBBER SERIES
    TRUST......................................................        3,000
56. SELIGMAN PORTFOLIOS, INC. -- INCOME PORTFOLIO...............       3,000
57. GALLUS NOMINEES LIMITED.....................................       2,500
58. CAZENOVE & CO...............................................       2,500
59. A/S BJORNSKYOV OG CO........................................       2,000
60. JAMES CAPEL NOMINEES LTD....................................       1,700
61. MISS VICTORIA MARGARET COATES...............................       1,650
62. CAMERON ASSET MANAGEMENT LIMITED............................       1,650
63. INDEX II EQUITY INCOME PORTFOLIO............................       1,000
64. ANY OTHER HOLDER OF CONVERTIBLE PREFERRED SECURITIES OR
    FUTURE TRANSFEREE FROM ANY SUCH HOLDER.....................    6,575,800
                                                                 -----------
       Total...................................................    9,000,000
                                                                 -----------
                                                                 -----------

    None of the other Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Trust or the Company or any of their predecessors or affiliates, except as noted above. Because the Selling Holders may, pursuant to this Prospectus, offer all or some portion of the Convertible Preferred Securities, the Convertible Junior Subordinated Debentures or the International Paper Common Stock issuable upon conversion of the Convertible Preferred Securities, no estimate can be given as to the amount of the Convertible Preferred Securities, the Convertible Junior Subordinated Debentures or the International Paper Common Stock issuable upon conversion of the Convertible Preferred Securities that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Convertible Preferred Securities, since the date on which they provided the information regarding their Convertible Preferred Securities, in transactions exempt from the registration requirements of the Securities Act.

                              PLAN OF DISTRIBUTION

    The Offered Securities may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Offered Securities to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of such securities for whom they may act as agents. The Selling Holders and any underwriters, broker/dealers or agents that participate in the distribution of Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/ dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

    The Offered Securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Offered Securities may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Offered Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Offered Securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Offered Securities being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

    To comply with the securities laws of certain jurisdictions, if applicable, the Offered Securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Offered Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

    The Selling Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Offered Securities by the Selling Holders. The foregoing may affect the marketability of such securities.

    Pursuant to the Registration Rights Agreement, all expenses of the registration of the Offered Securities will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders will be indemnified by the Company and the Trust, jointly and severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company and the Trust will be indemnified by the Selling Holders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                 LEGAL MATTERS

    The validity of the Convertible Preferred Securities, the Convertible Junior Subordinated Debentures and the Guarantee, and certain United States federal income taxation matters, will be passed upon for International Paper and the Issuer by Skadden, Arps, Slate, Meagher & Flom, and the validity of any International Paper Common Stock issuable upon conversion of such Convertible Preferred Securities will be passed upon for International Paper and the Issuer by James W. Guedry, Associate General Counsel of International Paper. Mr. Guedry does not own a material or significant amount of the outstanding shares of International Paper Common Stock. He participates in International Paper's Stock Option Plan and in its Salaried Savings Plan, having an interest in a fund under that plan which invests in the International Paper Common Stock.

                                    EXPERTS

    The audited financial statements and schedules incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving such reports.

---------------------------------------------
                                   ---------------------------------------------
---------------------------------------------
                                   ---------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY INTERNATIONAL PAPER COMPANY OR INTERNATIONAL PAPER CAPITAL TRUST OR ANY OF THEIR AGENTS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF INTERNATIONAL PAPER COMPANY OR INTERNATIONAL PAPER CAPITAL TRUST SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                  PAGE
                                  ----
Available Information...........     4
Incorporation of Certain
  Documents by Reference........     4
Risk Factors....................     5
International Paper Capital
  Trust.........................     8
The Company.....................     9
Recent Developments.............    11
Ratio of Earnings to Fixed
  Charges.......................    11
Capitalization..................    12
Accounting Treatment............    12
Use of Proceeds.................    12
Description of the Convertible
  Preferred Securities..........    13
Description of the Guarantee....    30
Description of the Convertible
  Junior Subordinated
  Debentures....................    32
Effect of Obligations Under the
  Convertible Junior
  Subordinated Debentures and
  the Guarantee.................    38
Description of International
  Paper Capital Stock...........    39
United States Taxation..........    41
ERISA Considerations............    45
Selling Holders.................    46
Plan of Distribution............    48
Legal Matters...................    49
Experts.........................    49


                              INTERNATIONAL PAPER
                                 CAPITAL TRUST

                                   9,000,000

                    5 1/4% Convertible Preferred Securities

                            guaranteed to the extent
                              set forth herein by,
                              and convertible into
                                Common Stock of,

                              INTERNATIONAL PAPER
                                    COMPANY

                                     12345

                                   PROSPECTUS


                            DATED NOVEMBER 14, 1995


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